UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MEREDITH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Table of Contents

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 4, 2009

____________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and class B common stock of Meredith Corporation (hereinafter called the “Company”) will be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Wednesday, November 4, 2009, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class II directors for terms expiring in 2012;
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2010;
3.

To consider and act upon a proposal of the Board of Directors to reaffirm previously approved business criteria, classes of eligible participants, and maximum annual incentives awarded under the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan (the “2004 Plan” or the “Plan”);

4.	To consider and act upon a proposal of the Board of Directors to authorize an additional reserve of 3,500,000 shares that may be granted under the Plan; and
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

By resolution of the Board of Directors, only holders of record of the Company’s common stock and class B common stock at the close of business on September 10, 2009, are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

By Order of the Board of Directors,

JOHN S. ZIESER

Chief Development Officer

General Counsel and Secretary

Des Moines, Iowa

September 25, 2009

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

Table of Contents

ABOUT THE 2009 ANNUAL MEETING	1
VOTING PROCEDURES	1
PROPOSAL 1 – ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	6
MEETINGS AND COMMITTEES OF THE BOARD	7
COMPENSATION DISCUSSION AND ANALYSIS	9
Executive Summary	9
Compensation Philosophy and Objectives	9
The Elements of Our Compensation Program	10
Compensation Consultant	14
Treatment of Special Items	14
Tax Deductibility of Compensation – Section 162(m) Compliance	15
Practices Regarding the Grant of Options	15
Post-Termination Compensation	15
COMPENSATION COMMITTEE REPORT	16
NAMED EXECUTIVE OFFICER COMPENSATION	16
Summary Compensation Table for Fiscal Year 2009	16
Grants of Plan-Based Awards for Fiscal Year 2009	18
Outstanding Equity Awards at Fiscal Year-End 2009	19
Option Exercises and Stock Vested in Fiscal 2009	20
Pension Benefits in Fiscal 2009	20
Nonqualified Deferred Compensation in Fiscal 2009	21
Potential Payments upon Termination	22
Employment and Other Agreements	22
Change in Control	26
Payment Obligations upon Termination Due to Change in Control	27
Components of Director Compensation	29
Director Compensation for Fiscal 2009	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
AUDIT COMMITTEE DISCLOSURE	32
Audit Committee Pre-Approval Policy	32
Service Fees Paid to Independent Registered Public Accounting Firm	33
Report of the Audit Committee	33
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	34
PROPOSAL 3 – TO CONSIDER AND ACT UPON A PROPOSAL OF THE BOARD OF DIRECTORS TO REAFFIRM PREVIOUSLY APPROVED MATERIAL TERMS OF THE AMENDED AND RESTATED MEREDITH CORPORATION 2004 STOCK INCENTIVE PLAN	35
PROPOSAL 4 – TO CONSIDER AND ACT UPON A PROPOSAL OF THE BOARD OF DIRECTORS TO AUTHORIZE AN ADDITIONAL 3.5 MILLION SHARES TO BE RESERVED FOR GRANT UNDER THE 2004 PLAN	36
Purpose of Plan	36
Plan Basics	36
Federal Income Tax Treatment	38
Plan Benefits	39
Equity Compensation Plans	40
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	40
RELATED PERSON TRANSACTION POLICY AND PROCEDURES	41
ANNUAL REPORT AND ADDITIONAL MATERIALS	41
HOUSEHOLDING OF PROXY MATERIALS	41
SUBMITTING SHAREHOLDER PROPOSALS	42

____________________

PROXY STATEMENT

Annual Meeting of Shareholders

November 4, 2009

____________________

ABOUT THE 2009 ANNUAL MEETING

This Proxy Statement, along with the Company’s Annual Report to Shareholders, is being sent to shareholders on or about September 25, 2009, in connection with the solicitation of proxies by the Board of Directors of Meredith Corporation (“Meredith” or the “Company”). The proxies are to be used in voting at the Annual Meeting of holders of common stock and class B common stock of the Company to be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Wednesday, November 4, 2009, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

VOTING PROCEDURES

Who is Entitled to Vote?

Only shareholders of record at the close of business on September 10, 2009, (the “record date”), will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. On the record date, there were issued and outstanding 36,106,338 shares of common stock, each entitled to one vote at the Annual Meeting of the Company. On the record date, there were issued and outstanding 9,129,702 shares of class B common stock, each entitled to ten votes at the Annual Meeting of the Company, for a total of 127,403,358 votes.

How Can I Vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We are pleased to be taking advantage of the new Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their shareholders over the Internet. On September 25, 2009, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2009 Annual Report to Shareholders online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by

e-mail. The Notice also contains instructions for voting online.

If you are a holder of record and have requested and received a paper copy of our proxy materials, you may also vote by following the instructions on the proxy card that is included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the Annual Meeting:

1.   Vote by Mail: You may vote by marking the proxy card, dating and signing it, and returning it in the postage-paid envelope provided. Please mail your proxy card promptly to ensure that it is received prior to the closing of the polls at the Annual Meeting.

2.   Vote by Internet: You may also vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until noon of the day prior to the Annual Meeting. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card. If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

3.   Vote by Telephone: You may also vote by telephone by calling the toll-free number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until noon of the day prior to the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

If your shares are held in the name of your bank, broker, or other nominee, please contact your bank, broker, or nominee to determine whether you will be able to vote by Internet or telephone.

Please refer to the Notice or the proxy card for more information about the voting methods available to you.

How Can I Change My Vote?

Registered shareholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

1.   Delivering timely written notice of revocation to the Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023;

2.   Submitting another timely, later-dated proxy using the same voting method you used to vote your shares; or

3.   Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker, or nominee) to be able to vote at the Annual Meeting.

How Many Votes Must Be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented either in person or by proxy at the Annual Meeting. The presence in person or by proxy of a majority of the voting power of the outstanding shares eligible to vote at the Annual Meeting constitutes a quorum. Shares represented by a proxy marked “Withhold” or “Abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of common stock you own on the record date. You are entitled to cast ten votes for each share of class B common stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors.

How Many Votes Are Required to Elect Directors?

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Only votes cast “For” a nominee will be counted. An instruction to “Withhold” authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes “For” a nominee will be counted.

How Many Votes Are Required to Ratify the Appointment of KPMG LLP (“KPMG”) as Meredith’s Independent Registered Public Accounting Firm?

The affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on this proposal.

How Many Votes Are Required to Reaffirm Previously Approved Business Criteria or Approve the Amendment to Reserve Additional Shares under the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan (the “2004 Plan” or the “Plan”)?

In order to reapprove previously approved business criteria or authorize any amendments to our 2004 Plan, an affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting is required. For either of these proposals, an abstention will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on either proposal.

How Many Votes Are Required to Approve Other Matters?

Unless otherwise required by law or the Company’s Bylaws, the affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote will be required for other matters that may properly come before the meeting.

For matters requiring majority approval, abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on such a proposal.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). The election of directors and the ratification of the appointment of KPMG are “discretionary” items. The reaffirmation of previously approved business criteria and any amendment to the Plan are “non-discretionary” items.

If an individual has signed a proxy card but failed to indicate a vote “For,” “Against,” or “Withhold,” such proxy will be voted FOR the election as directors of the nominees therein named and, in their discretion, upon such matters not presently known or determined that may properly come before the meeting.

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting, but have voted your shares over the Internet, by telephone, or by signing and returning a proxy card, you have authorized certain members of Meredith’s Board of Directors as designated by the Board to represent you and to vote your shares as instructed.

What if I Return a Proxy Card But Do Not Provide Specific Voting Instructions for Some or All of the Items?

All shares that have been properly voted – whether by Internet, telephone, or mail – and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the votes represented by the proxy will be voted as recommended by the Board of Directors. The Board of Directors recommends a vote “For” the election of the director nominees, “For” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2010, “For” the reaffirmation of previously approved business criteria, and “For” the authorization of additional shares to be reserved under our 2004 Plan.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone, or mail, the persons named as proxies will have the discretion to vote on those matters for you. At the date of filing this Proxy Statement with the SEC, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Do I Vote if I Participate in the Company’s Employee Stock Purchase Plan (“ESPP”) and/or Savings and Investment Plan?

If you are a participant in the Company’s ESPP and/or the Meredith Savings and Investment Plan (the “401(k) Plan”), you have the right to give instructions to the respective plan administrator as to the voting of the shares of stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. In this regard, please indicate your voting choices by voting online using the instructions on the Notice that has been sent to you, or by voting using the methods as described on the proxy card if you have requested hard copies of the proxy materials. If you hold shares in the 401(k) Plan and do not vote your shares, those shares will be voted by the plan administrator in the same percentage as the shares held in the 401(k) Plan for which directions are received. If you hold shares in the ESPP and do not vote your shares, those shares will not be voted by the plan administrator.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 4, 2009:

This Proxy Statement and the 2009 Annual Report are available at http://www.idelivercommunications.com/proxy/mdp. These documents are also posted on our website at www.meredith.com.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the Board of Directors shall consist of not fewer than three nor more than fifteen persons, as may be provided by the Bylaws, to be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. The last resolution on November 7, 2007, provided for twelve directors. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

Two of our directors, Mr. Herbert M. Baum and Mr. David J. Londoner, have reached the mandatory retirement age for directors under the Company’s Corporate Governance Guidelines, and therefore will retire effective November 4, 2009. The Board of Directors wishes to express its sincere thanks to Mr. Baum and Mr. Londoner for their years of service to the Company. Following Messrs. Baum and Londoner’s retirement, the Nominating/Governance Committee plans to assess the appropriate size of the Board and determine whether the number of directors should be reduced by resolution to 10.

Listed below are the three persons who have been nominated as Class II directors to serve three-year terms to expire in 2012. All of the Class II nominees are currently serving as directors and were previously elected by the shareholders. Should any of the nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to withhold voting for the following nominees, will be voted for such other person or persons as the Nominating/Governance Committee may nominate. Certain information concerning each of the nominees standing for election and each of the continuing directors is set forth below.

Nominees for Election as Class II Directors

Terms to Expire in 2012

Nominee	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information
James R. Craigie	55	2006

Chair and Chief Executive Officer, Church & Dwight, Inc. (developer and marketer of consumer and specialty products), May 2007 to present; President and Chief Executive Officer, July 2004 to May 2007; President and Chief Executive Officer, Spalding Sports Worldwide, Inc., 1998 to 2003. Mr. Craigie is a director of Church & Dwight, Inc.

Frederick B. Henry	63	1969	President, The Bohen Foundation (private charitable foundation), 1985 to present.

Nominee	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information
William T. Kerr	68	1994

Chair, Meredith Corporation, July 2006 to present; Chair and Chief Executive Officer, July 2004 to June 2006; Chair, President, and Chief Executive Officer, January 1998 to June 2004. Mr. Kerr is a director of Arbitron, Inc.; The Interpublic Group of Companies, Inc.; Principal Financial Group, Inc.; and Whirlpool Corporation.

Directors Continuing in Office as Class III Directors

Terms to Expire in 2010

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information
Mary Sue Coleman	65	1997	President, University of Michigan, August 2002 to present. Dr. Coleman is a director of Johnson & Johnson.
D. Mell Meredith Frazier	53	2000

Chair, Meredith Corporation Foundation (private charitable foundation), September 2003 to present; President, March to September 2003; Vice President, September 1999 to February 2003; Director of Corporate Planning, Meredith Corporation, October 1999 to September 2003.

Joel W. Johnson	66	1994

Vice Chair, The Hormel Foundation, December 2006 to present; Chair (retired), Hormel Foods Corporation (producer and marketer of meat and food products), December 2005 to November 2006; Chair and Chief Executive Officer, July 2004 to December 2005; Chair, President, and Chief Executive Officer, December 1995 to June 2004. Mr. Johnson is a director of Ecolab, Inc. and U.S. Bancorp.

Stephen M. Lacy	55	2004

President and Chief Executive Officer, Meredith Corporation, July 2006 to present; President and Chief Operating Officer, July 2004 to June 2006; President-Publishing Group, November 2000 to June 2004.

Directors Continuing in Office as Class I Directors

Terms to Expire in 2011

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information
Alfred H. Drewes	54	2007	Senior Vice President and Chief Financial Officer, The Pepsi Bottling Group, Inc. (manufacturer and distributor of Pepsi-Cola products), June 2001 to present.
Philip A. Marineau	62	1998

Partner, LNK Partners (private equity firm focused on consumer and retail companies), October 2008 to present; President and Chief Executive Officer (retired), Levi Strauss & Co. (worldwide brand apparel company), September 1999 to November 2006. Mr. Marineau is Chair of Shutterfly, Inc.

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience, and Other Information
Elizabeth E. Tallett	60	2008

Principal, Hunter Partners, LLC (a management company for early to mid-stage pharmaceutical, biotech, and medical device companies), July 2002 to present. Ms. Tallett is a director of Coventry Health Care; IntegraMed America Inc.; Principal Financial Group, Inc.; and Varian, Inc.

CORPORATE GOVERNANCE

Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service, and value that can be trusted. Consistent with these principles, Meredith strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Meredith’s businesses.

Corporate Governance Guidelines

The Board of Directors has adopted the Company’s Corporate Governance Guidelines (“Guidelines”), charters for each of the Board committees, Code of Business Conduct and Ethics, and Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents are posted on the Corporate Governance section of the Meredith website, www.meredith.com, and are available upon written request to the Secretary of the Company, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Director Independence

Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith Corporation, the Company is a “Controlled Company” and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Our Board of Directors, nevertheless, has determined to comply in all respects with the New York Stock Exchange (“NYSE”) rules. The Board currently does not have any categorical standards to assist it in determining the independence of its members other than those expressly set forth in the NYSE rules.

For purposes of the NYSE listing standards, the Board of Directors has determined that each of the following directors and/or nominees has no material relationship with the Company (directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company) and, accordingly, is independent:

Herbert M. Baum	Frederick B. Henry
Mary Sue Coleman	Joel W. Johnson
James R. Craigie	David J. Londoner
Alfred H. Drewes	Philip A. Marineau
D. Mell Meredith Frazier	Elizabeth E. Tallett

Nominations for Directors

Director nominees are selected by the Nominating/Governance Committee in accordance with the policies and principles of its charter and the Guidelines. The committee considers independence, diversity, age, skills, and experience in the context of the needs of the Board. The committee will consider shareholder recommendations for directors that comply with the requirements set forth in the section entitled “SUBMITTING SHAREHOLDER PROPOSALS,” which appears later in this Proxy Statement.

Executive Sessions of Non-Management Directors

Non-management directors meet in executive session at least quarterly. The non-executive Chair of the Board, William T. Kerr, presides at these executive sessions and, in his absence, the Chair of the Nominating/Governance Committee presides at these executive sessions.

Communications with the Board

Interested parties and shareholders who wish to communicate with the Board and/or the non-management directors should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street, Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to the non-executive Chair of the Board. Shareholders may also deliver such communication by telephone at 1-866-457-7445, or at https://www.integrity-helpline.com/meredith.jsp.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The Board has a majority of directors who meet the criteria for independence required by the NYSE. The responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

During fiscal 2009, the Board had four regularly scheduled meetings, as did the Audit, Compensation, Finance, and Nominating/Governance Committees. In addition, the Audit Committee had four special meetings and the Compensation Committee had two special meetings. All directors attended more than 75% of the meetings of the full Board and the respective committees on which they served during fiscal 2009.

The Company policy is that all directors are expected to attend the Annual Meeting of Shareholders. Eleven directors attended the November 5, 2008, Annual Meeting of Shareholders.

Director Stock Ownership

All directors are expected to own stock in the Company. Ownership of $100,000 in our stock is considered an appropriate amount for each director to accumulate over a reasonable period of time. For additional information, please see the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” in this Proxy Statement.

Committees of the Board

The Guidelines require the Board to have a Nominating/Governance Committee, an Audit Committee, and a Compensation Committee and further provide that the Board may establish additional committees as necessary or appropriate. The Board has also established a Finance Committee. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals, and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial, or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance. The charter for each committee is available on the Company’s website at www.meredith.com by first clicking on “Meredith Corporate,” then on “Corp Governance,” then on “Board Committees,” and finally clicking on the committee name. The charter of each committee is also available in print to any shareholder who requests it. The table below shows the current membership for each of the standing Board committees:

Audit Committee	Compensation Committee	Finance Committee	Nominating/ Governance Committee
Mary Sue Coleman James R. Craigie Alfred H. Drewes David J. Londoner Philip A. Marineau*	Herbert M. Baum D. Mell Meredith Frazier Frederick B. Henry* Philip A. Marineau Elizabeth E. Tallett	Mary Sue Coleman James R. Craigie Alfred H. Drewes Joel W. Johnson* David J. Londoner	Herbert M. Baum D. Mell Meredith Frazier* Frederick B. Henry Joel W. Johnson Elizabeth E. Tallett

________________

*Committee Chair

1.   Audit Committee. The committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards, as well as the Sarbanes-Oxley Act of 2002. Pursuant to our Audit Committee Charter, each member of the committee, in addition to meeting the “independence” requirement, must be “financially literate” as contemplated under NYSE rules. Furthermore, the Board of Directors has determined that Messrs. Craigie, Drewes, Londoner, and Marineau each meet the requirements to be named “audit committee financial experts” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

The committee assists the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance. It is directly responsible for the appointment, compensation, and oversight of the Company’s independent auditor, also referred to as “independent registered public accounting firm” and has the “sole authority to appoint or replace the independent auditor.” In addition, the committee maintains, through regularly scheduled meetings, open lines of communication between the Board of Directors and the Company’s financial management, internal auditors, and independent registered public accounting firm.

2.   Nominating/Governance Committee. All members of this committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The committee’s purpose is to:

A.   Assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting of Shareholders;

B.   Recommend to the Board the Corporate Governance Guidelines applicable to the Company;

C.	Lead the Board in its annual review of the Board’s performance; and
D.	Recommend to the Board director nominees for each committee.

Nominees for directorship are considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The committee is responsible for reviewing with the Board the requisite skills and characteristics of director nominees. It assesses nominees’ qualifications for independence, as well as other considerations including skills, experience, diversity, and age in the context of the needs of the Board. The Board’s priority is to seek the most qualified and experienced candidates possible. The Nominating/Governance Committee has from time to time retained an executive recruiting firm whose function is to bring specific director candidates to the attention of the committee.

3.   Finance Committee. The committee advises the Board with respect to corporate financial policies and procedures, dividend policy, specific corporate financing and capital plans, and annual operating and capital budgets. It also provides financial advice and counsel to management, reviews and makes recommendations to the Board of Directors concerning acquisitions and dispositions, appoints depositories of corporate funds and specifies conditions of deposit and withdrawal, and approves corporate investment portfolios and capital expenditure requests by management within the limits established by the Board. In addition, the committee reviews pension plan performance and approves plan documents.

4.   Compensation Committee. All members of this committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The committee has overall responsibility for evaluation and approval of officer compensation plans, policies, and programs. The committee reviews and approves corporate officers’ salaries, approves, prior to adoption, any officer or management incentive, bonus, stock plans, or agreements, and administers such plans as required.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors. No executive officer of the Company serves on the Board of Directors or Compensation Committee of any other company for which any directors of Meredith served as an executive officer at any time during fiscal 2009.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers, collectively the Named Executive Officers (“NEOs”) for fiscal 2009. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

The Compensation Committee reviews and approves the compensation of our officers and acts pursuant to a charter that has been approved by the Board of Directors. The committee also administers various stock and other compensation-related plans provided for the benefit of our officers and other key managers.

Executive Summary

Our compensation program is designed to focus our NEOs on key business objectives and is tied to the financial performance of the Company. As described in more detail below, the committee made pay decisions based on Company performance for fiscal 2009. The following brief discussion of our compensation philosophy and objectives provides the framework within which compensation programs and decisions were made.

Compensation Philosophy and Objectives

Our executive compensation philosophy has the following objectives:

1.   To establish a performance-based compensation structure which directly links both short-term and long-term compensation to business results;

2.   To provide competitive compensation opportunities in the marketplace in which we conduct our businesses in order to attract, retain, and motivate top caliber executives;

3.   To provide the opportunity to earn compensation beyond competitive levels if superior operating performance and shareholder returns are achieved;

4.   To design incentives that balance the need to meet or exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns; and

5.	To provide clear and measurable objectives for executive performance.

We strive to link executive compensation to the performance of the Company. For example, the short-term incentive program awards incentives on the basis of performance over a one-year period and is tied directly to operating performance. Similarly, the long-term incentive program includes grants of stock options, restricted stock and performance-based restricted stock, and performance-based restricted stock units (“RSUs”), which are tied to specific performance goals. At the beginning of each fiscal year, the committee identifies performance metrics; establishes thresholds, targets, and maximums; and determines weightings for each of the corporate, business unit, and individual goals.

Our compensation program for NEOs is designed so that a significant portion of their total compensation will be delivered in the form of variable annual cash incentives and long-term incentives subject to Company, business unit, and individual performance. In setting each compensation element, the committee evaluates both the external market data provided by its consultant and internal equity considerations.

The Company attempts to create a compensation program for NEOs that delivers total compensation at or above the 60th percentile of companies in our Compensation Peer Group (“Peer Group”). The Peer Group includes each of the companies in our SEC peer group for fiscal 2009 (Belo Corp.; Gannett Co., Inc.; The McGraw-Hill Companies, Inc.; Media General, Inc.; The E. W. Scripps Company; and The Washington Post Company), plus the following companies: Clear Channel Communications, Inc.; Emmis Communications Corporation; Lee Enterprises, Incorporated; Martha Stewart Living Omnimedia, Inc.; PRIMEDIA Inc.; and Sinclair Broadcast Group, Inc. The committee considers several factors before including companies in the Peer Group. Those factors include companies with similar product lines, similar business strategies, comparable revenues, and comparable market capitalization. Due to the dynamics of the competitive marketplace, with companies being acquired, product lines divested, and growth occuring through acquisitions, the committee reviews the Peer Group annually and makes changes to the Peer Group to account for these events. Three companies were removed from the SEC peer group in 2009; Dow Jones and Company, Inc. which was acquired by News Corp. in December 2007; Hearst-Argyle Television, Inc. which is no longer a publicly traded company; and The New York Times Company because, following the sale of their broadcast media group, they are no longer in any of the same lines of business as the Company. No companies were added to the Peer Group.

In August 2008, the committee reviewed salary survey data, in addition to publicly filed Peer Group data, prepared by Watson Wyatt & Company (“Watson Wyatt”), the committee’s outside compensation consultant. In the report, Watson Wyatt provided Peer Group and published survey data on base salary, annual non-equity incentives (bonuses), long-term incentives, and total direct compensation (the sum of base salary, annual non-equity incentives, and long-term incentives). As part of the published survey analysis, Watson Wyatt utilized the 2007-2008 Watson Wyatt Top Management Survey and two other executive compensation surveys. These surveys included industry-specific data and data from organizations similar in revenue size to Meredith.

The Elements of Our Compensation Program

This section describes the elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including a rationale for the Company’s decision to include the items in the compensation program.

1.   Cash Compensation. Salary is included in our NEO compensation package because the committee believes it is appropriate that a portion of the compensation provided to NEOs be in a form that is fixed and liquid. Performance-based incentives are included in the package because they permit the committee to motivate our NEOs to pursue particular objectives the committee believes are consistent with the overall goals and strategic direction the Board has set for the Company. The components comprising the cash portion of total compensation are described further below.

A.   Base Salary. Base salary for NEOs is generally fixed by the committee at its meeting in August. Changes in base salary on a year-over-year basis are dependent on the committee’s assessment of the Company, business unit, and individual performance. The committee can set NEO salaries at the level it deems appropriate, unless a minimum salary has been specified in an employment agreement. In evaluating salaries, the committee is mindful of its overall goal to keep target cash compensation for its executive officers between the median and the 75th percentile of cash compensation paid by companies in our Peer Group. Cash compensation provided in the form of salary is generally less than the amount provided under our short- and long-term incentive programs, each of which is described below. This weighting reflects the committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to Company, business unit, and individual performance goals.

B.   Short-Term Incentive Programs. The 2004 Plan provides the CEO and other executive officers with an annual incentive (the “Annual Bonus”), to attain established financial and overall performance targets. For fiscal 2009, the committee reviewed the design of our Short-Term Incentive Program relative to our business strategy and competitive market practices. As a result of this review, the committee increased the emphasis on business unit objectives and performance. Beginning in fiscal 2009, the committee approved adding an individual performance component for the CEO and also increased the weighting of this component for the other NEOs. For fiscal 2009, 80% of the annual incentive awarded to each NEO was based on specific financial targets including Earnings Per Share (“EPS”), and operating cash flow. The remaining 20% related to predetermined measurable and qualitative organizational objectives.

In determining target incentives, the committee considers several factors, including:

•	The desire to ensure, as described above, that a substantial portion of total compensation is performance based;
•	The relative importance, in any given year, of the long- and short-term performance goals;
•	The qualitative objectives set for NEOs;

•	The advice of the independent compensation consultant regarding compensation practices at other companies in the Peer Group; and
•	The target amounts set and actual incentives paid in recent years.

Management, including the NEOs, develops preliminary recommendations based upon the business plan for performance goals and specific financial targets. The committee reviews management’s preliminary recommendations and establishes final goals. The committee strives to ensure that the incentive awards are consistent with the strategic goals set by the Board; that the goals are sufficiently ambitious to provide meaningful incentives; and that amounts paid, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the committee.

For fiscal 2009, the committee established Annual Bonus targets for EPS, corporate operating cash flow, group operating earnings and operating cash flow, and individual performance objectives. The committee believes the use of these measurements provides the NEOs with an incentive that closely aligns their interests with overall Company performance. The committee set the following goals:

	Threshold ($)	Target ($)	Maximum ($)
Annual EPS	2.50	2.70	3.00
Corporate Group
Operating Cash Flow[1]	135 million	150 million	165 million
Development Contribution – EBITDA	3 million	4 million	5 million
Total Debt	415 million	400 million	385 million
Publishing Group
Operating Earnings	180 million	200 million	220 million
Operating Cash Flow[1]	155.25 million	172.5 million	189.75 million
Broadcasting Group
Operating Earnings	56.25 million	62.5 million	68.75 million
Operating Cash Flow[1]	49.5 million	55 million	60.5 million

________________

[1]	Operating cash flow for Annual Bonus target purposes is measured on a non-GAAP basis. The primary difference is that cash flow for bonus purposes is reduced by capital expenditures.

For fiscal 2009, the incentive payment for the CEO was set at 100% of base salary for achieving target and up to 250% of base salary for achieving performance above target. The incentive payments for other NEOs ranged from 50% to 80% of base salary for achieving target and up to a range of 125% to 200% for achieving performance above target. If, in either case, performance was below the stated minimum, incentive payments could have been zero.

The actual performance-based incentive payments are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. In fiscal 2009, the performance objectives for the NEOs generally included the following, depending upon each officer’s role in the Company:

•	Financial objectives – earnings per share, operating cash flow, EBITDA from acquisition activity, other cost saving initiatives, certain group financial measures.
•	Board or CEO evaluation of individual performance.
o

Each NEO has a non-financial objective as a component of the annual short-term incentive plan. In determining the NEO’s performance for this objective, the committee considers several factors including the following:

o	The impact the NEO had on developing and executing the Company’s business strategy and maximizing market share;
o	Management of the business unit’s operating performance and expenses for the fiscal year;

o	Actions taken to help mitigate the negative macroeconomic factors on performance results; and
o	Integration of subsidiaries and/or technologies to leverage products/services and enhance operating results.

Each NEO’s specific objectives are weighted according to the extent to which the executive will be responsible for delivering results on those objectives. The weightings assigned to the objectives for each NEO for fiscal 2009 are shown in the table below.

Weightings Assigned in Fiscal 2009 to Each Performance Objective for the NEOs

Objective	Lacy	Ceryanec*	Griffin	Karpowicz	Zieser
EPS	55%	45%	20%	20%	45%
Operating Cash Flow	25%	15%	5%	5%	15%
Group Operating Earnings			45%	45%
Group Operating Cash Flow			10%	10%
Development Contribution – EBITDA					20%
Total Debt		20%
Individual Performance	20%	20%	20%	20%	20%

*Mr. Joseph Ceryanec joined the organization as VP-Chief Financial Officer on October 20, 2008.

The committee, at its quarterly meetings, reviewed the progress of the NEOs toward meeting the quantitative goals established for the fiscal year and approved the final incentive awards for the CEO and each NEO at its August 2009 meeting.

Objective	Target ($)	Actual ($)		Level Achieved
Corporate
EPS	2.70	2.03	[1]	Below Threshold
Operating Cash Flow	150 million	162.9 million		Above Target
Development Contribution – EBITDA	4 million	6.7 million		Above Maximum
Total Debt	400 million	380 million		Above Maximum
Publishing Group
Operating Earnings	200 million	158.8 million	[1]	Below Threshold
Cash Flow	172.5 million	173.9 million		Above Target
Broadcasting Group
Operating Earnings	62.5 million	42.6 million	[1]	Below Threshold
Cash Flow	55 million	64.1 million		Above Maximum

________________

[1]

Excludes special charges and the results of discontinued operations. The special charges are primarily related to the impairment of the Broadcasting Group’s FCC licenses and goodwill, the closure of Country Home magazine, and a companywide workforce reduction.

2.   Equity Compensation. The committee strives to link executive compensation to performance by basing a substantial portion of compensation on equity awards. The committee has approved awards under the 2004 Plan in the form of stock options, time-based and performance-based restricted stock and RSUs. In fiscal 2009, NEOs received a majority of their equity awards as stock options and performance-based restricted stock.

The committee determines the appropriate balance between cash and equity compensation each year. In making that assessment, the committee considers factors such as the relative merits of cash and each form of equity award as a device for retaining and incentivizing NEOs and the practices, as reported by the independent compensation consultant, of similar companies (including peers).

The committee believes that its current program for NEO compensation, in the form of cash versus equity, provides significant alignment with shareholders, while also permitting the committee to incentivize the NEOs to pursue specific short- and long-term performance goals. In general, equity compensation ranges from 30 to 50% of the NEO’s total compensation.

The types of equity awards that have been granted under the 2004 Plan are as follows:

A.	Stock Options. Stock options vest on the third anniversary of the grant date and have a ten-year term. All options are granted with an exercise price equal to at least the closing price of our common stock on the date of grant. Option repricing is expressly prohibited by the terms of the 2004 Plan.

B.         Restricted Stock. Restrictions on restricted stock awards generally lapse on either the third or fifth anniversary of the grant date as determined by the committee. Recipients receive dividends and may vote restricted shares. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions. Performance-based restricted stock was granted in August 2008 and the Company must achieve an average return on equity of 13% over the three-year performance period ending June 30, 2011, in order for the restrictions to lapse. If the required performance is not achieved, the award will be forfeited.

C.         RSUs. RSUs convert to shares of common stock at the end of a specified time period if certain performance goals have been achieved. If the minimum goal is not met, the RSUs will be forfeited. Dividends on RSUs are accrued in the form of common stock equivalents (“CSEs”) and held by the Company until the end of the performance period. Holders of RSUs may not vote the units in shareholder meetings. For RSUs granted in August 2006, the performance goals were based on the growth of the Company’s adjusted EPS for the three-fiscal-year period beginning on July 1, 2006, and ending on June 30, 2009. The Company did not meet the minimum level of performance necessary for the executives to receive a payout. The actual cumulative EPS over the three-year performance period was $8.00. The performance scale for the RSUs granted in August 2006 is shown below:

EPS Growth	Cumulative EPS	% Earned*	Performance Level
15%	$11.42	115%	Maximum
13%	$11.00	100%	Target
7%	$ 9.83	50%	Threshold

*Shares earned are prorated for performance between levels.

For more details on stock options, restricted stock, and RSU awards, see “Grants of Plan-Based Awards” on page 18 of this Proxy Statement.

3.   Executive Stock Ownership Program. To further align executives’ interests with shareholders, NEOs are encouraged to own Meredith stock. An Executive Stock Ownership Program has been established by the committee to assist executives in achieving their ownership targets. Target levels for individual stock holdings are established by the committee for the participants in the program. The NEOs must attain the ownership requirements within a five-year period. Each participant is awarded restricted stock equal to 20% of his or her personal acquisitions of Meredith stock since the last day of the prior year up to the established target. The incremental stock holdings must be maintained for a period of five years in order for the restrictions to lapse. The committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value. The following table reflects each NEO’s share ownership requirement and attainment toward those requirements within the five-year time frame:

Participant	Title	Target Ownership	Status
Stephen M. Lacy	President and CEO	60,000	Met
Joseph H. Ceryanec	VP-Chief Financial Officer	20,000	On Target
John H. Griffin, Jr.	President-Publishing Group	20,000	Met
Paul A. Karpowicz	President-Broadcasting Group	20,000	On Target
John S. Zieser	Chief Development Officer, General Counsel and Secretary	20,000	Met

4.   Perquisites. The NEOs receive various perquisites provided by or paid for by the Company. These perquisites include financial planning services, memberships in social and professional clubs, car allowances, matching contributions to 401(k) plans, and premiums for life and disability insurance.

The Company provides perquisites to attract and retain executives in a competitive market. These perquisites also allow our NEOs to be effective in conducting day-to-day business by creating and maintaining important business relationships.

The committee reviews the perquisites provided to the NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the committee’s overall goal of designing compensation programs for NEOs that maximize the interests of our shareholders.

5.   Deferred Compensation. The Deferred Compensation Plan (“DCP”) allows certain employees, including the NEOs, to defer receipt of salary and/or incentive payments. Amounts may be deferred into a cash account or as CSEs. The cash account earns interest at a rate equal to the lower of (i) the base rate charged by CitiBank, N.A., on corporate loans, which is also referred to as the “prime rate,” or (ii) the Company’s Return on Shareholders’ Equity for the immediately preceding fiscal year, as further defined in the Company’s DCP. CSEs are not voted in shareholder meetings and dividends are reinvested. The Company does not “match” any deferred amounts.

Participants may defer up to 100% of base salary over $245,000 and 100% of incentive payments, provided total annual compensation exceeds $245,000 after deferrals.

The DCP is not funded by the Company and participants have an unsecured contractual commitment from us to pay the amounts due under the DCP. Such payments are distributed from the Company’s assets when they become due.

We also provide the opportunity to defer awards of restricted stock upon vesting and awards of RSUs when they are earned and vested as CSEs, subject to Section 409A regulations. Distributions are paid in accordance with the deferral election which offers varying deferral periods and payment in a lump sum or a series of annual installments following the end of the deferral period, subject to any legally required waiting period.

This benefit is provided because we wish to permit employees to defer their obligation to pay taxes on certain elements of compensation they are entitled to receive. The DCP permits them to do this while also receiving interest on deferred amounts, as described above. The provision of this benefit is important as a retention and recruitment tool because many, if not all, of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Compensation Consultant

The Compensation Committee has authority under its charter to engage the services of outside advisors, experts, and others to assist the committee. In accordance with this authority, the committee has retained an independent executive compensation consultant, Watson Wyatt, to advise the committee on all matters related to executive compensation. The consultant attended three committee meetings in fiscal 2009. From time to time, the compensation consultant may, upon the specific request of the Chair of the Compensation Committee, issue engagement letters for particular projects or assignments. Watson Wyatt’s services will be limited to those matters on which Watson Wyatt has specifically been engaged and may include executive compensation trends, equity grant philosophies and practices, tally sheet design, and specific position competitive data. Watson Wyatt reports directly to the committee and the committee has the authority to terminate Watson Wyatt.

Treatment of Special Items

In determining performance goals and evaluating performance results, the committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business, to the extent permitted by governing law. The committee believes that the metrics for incentive compensation plans should be specific and objective, yet recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in applicable accounting rules pursuant to accounting principles generally accepted in the United States of America (“GAAP”), changes in tax laws or applicable tax rates, acquisitions and divestitures, and special investments or expenditures in the Company’s operations. The committee did not exercise its discretion in setting management’s awards for fiscal 2009.

Tax Deductibility of Compensation – Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of its NEOs. The Company generally intends to comply with the requirements for full deductibility. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. Annual non-equity incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee reserves the right to provide for compensation to the NEOs that may not be deductible, if it is determined to be in the best interests of the Company and its shareholders.

Practices Regarding the Grant of Options

The committee has generally followed a practice of making option grants to its executive officers at its regular quarterly meeting in August. The August meeting date historically has occurred within four weeks of the issuance of the release reporting earnings for the previous fiscal year. The committee believes it is appropriate that annual awards be made at a time when material information regarding performance for the preceding year has been disclosed. Grants may be made at other times during the year in connection with promotions or as a tool to attract talent. We do not otherwise have any program, plan, or practice to time annual option grants to our executives in coordination with the release of material non-public information.

All option awards made to our non-employee directors, NEOs, or any other employee in fiscal 2009 were made in accordance with the 2004 Plan. All options are granted with an exercise price equal to at least the fair market value of our common stock on the date of grant. Fair market value has been defined by the Compensation Committee to be the closing market price of our common stock on the date of grant. We do not have any program, plan, or practice of awarding options with an exercise price other than the closing market price on the date of grant.

Post-Termination Compensation

1.   Severance Agreements. We have entered into Severance Agreements with each of the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated for “Cause” or leaving employment for “Good Reason,” as these terms are defined in the Severance Agreement. Additional information regarding the Severance Agreements, including a definition of key terms and quantification of benefits that would have been received by our NEOs had termination occurred on June 30, 2009, is found under the heading, “Payment Obligations upon Termination Due to Change in Control” on page 27 of this Proxy Statement.

The committee believes that these Severance Agreements are an important part of overall compensation for our NEOs and that these agreements help secure the continued employment and dedication of our NEOs, notwithstanding any concern they might have regarding their own continued employment, prior to or following a Change in Control. The committee also believes that these agreements are important as a recruitment and retention device, given the competitive market for executive talent.

2.   Retirement Income Plan, Replacement Plan, and Supplemental Plan. We maintain separate qualified defined benefit plans for our union and nonunion employees, as well as two nonqualified supplemental pension plans covering certain nonunion employees. The NEOs are covered under the nonunion plan (Retirement Income Plan), the Replacement Plan, and the Supplemental Plan. The amount of annual earnings that may be considered in calculating benefits under the Retirement Income Plan is limited by law. For 2009, the annual limitation is $245,000. The Replacement Plan is an unfunded plan that provides an amount substantially equal to the difference between the amount that would have been payable under the Retirement Income Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Retirement Income Plan.

The Supplemental Plan is an unfunded nonqualified plan. The purpose of the Supplemental Plan is to provide for NEOs the excess, if any, of the benefits they would have become entitled to under our prior defined benefit plan if it had continued in effect after August 31, 1989.

The committee believes that the Retirement Income Plan, Replacement Plan, and Supplemental Plan serve a critically important role in the retention of our senior executives, as benefits thereunder increase each year that these executives remain with the Company. The plans thereby encourage our most senior executives to continue their work on behalf of the Company and our shareholders.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Meredith Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based upon such review and discussion, have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009.

COMPENSATION COMMITTEE

Frederick B. Henry, Chair

Herbert M. Baum

D. Mell Meredith Frazier

Philip A. Marineau

Elizabeth E. Tallett

NAMED EXECUTIVE OFFICER COMPENSATION

During fiscal 2009 Messrs. Lacy, Ceryanec, Griffin, Karpowicz, and Zieser were employed pursuant to agreements with the Company. A more complete description of those agreements begins on page 22 of this Proxy Statement. The salary for each of the NEOs is set according to the terms of such employment agreement or at the discretion of the Compensation Committee.

Each NEO is entitled to participate in all employee benefit plans maintained by the Company, including the 2004 Plan. In addition, customary perquisites are provided to each of the NEOs.

Normally, the pension amounts reported in the Summary Compensation Table can be derived from the current and prior year’s Pension Benefits Tables, however that is not the case for this fiscal year. Due to our adoption of FAS 158, the pension plan measurement date was changed from March 31 to June 30 and the pension plan value was measured from June 30, 2008, to June 30, 2009. In addition, corrections were made to historical pensionable earnings. Many elements affect the change in present value from year to year, including age, years of service, pay increase, annuity conversion rate change, and/or discount rate change. Specifically, the change in assumed annuity conversion rate may produce unexpected changes from year to year.

Summary Compensation Table for Fiscal Year 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Stephen M. Lacy, President and CEO	2009	925,000	0	880,824	2,454,387	850,000	613,748	51,729	5,775,688
	2008	850,000	0	157,949	1,823,944	531,250	636,403	51,229	4,050,775
	2007	810,000	0	462,078	1,315,580	1,523,813	578,571	85,341	4,775,383

Joseph H. Ceryanec, VP- Chief Financial Officer (5)	2009	276,924	50,000	20,191	38,453	258,700	0	18,700	662,968

John H. Griffin, Jr., President-Publishing	2009	725,000	75,000	501,247	398,828	365,269	248,601	43,924	2,357,869
	2008	677,077	75,000	264,199	409,614	382,500	142,024	26,909	1,977,323
Group	2007	625,000	136,074	273,630	463,279	563,926	208,801	38,257	2,308,967

Paul A. Karpowicz, President-Broadcasting	2009	655,000	0	521,808	377,049	267,486	174,562	33,312	2,029,217
	2008	625,000	0	197,040	370,928	235,000	188,527	40,741	1,657,236
Group	2007	600,000	0	262,735	298,499	650,000	185,314	73,947	2,070,495

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

John S. Zieser, Chief Development Officer, General Counsel & Secretary	2009	600,000	0	205,697	291,877	417,270	219,431	33,939	1,768,214
	2008	545,000	0	40,750	310,171	380,000	193,862	36,556	1,506,339
	2007	520,000	0	142,157	430,122	625,000	241,451	46,768	2,005,498

________________

(1)

Stock awards (including RSUs) reported are valued at the compensation cost recognized over the requisite service period as defined in Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payments (SFAS 123R). The values reported include costs recognized for awards granted in previous fiscal years and the fiscal year covered by the current disclosure.

(2)

The value of option awards reported in this column represents the compensation cost recognized over the requisite service period as defined in SFAS 123R. The values include costs recognized for awards granted in previous fiscal years and the fiscal year covered by the current disclosure.

(3)

Due to the adoption of FAS 158, the pension plan measurement date was changed from March 31 to June 30 at the end of fiscal 2009. Therefore, the amounts shown in this column represent the change in pension value measured from June 30, 2008, to June 30, 2009. The following assumptions were used to calculate the prior year’s present values: Measurement date – June 30, 2008; discount rate – 5.80%; interest crediting rate – 4.80%; annuity conversion rate – 5.80%; annuity conversion mortality – 2008 IRS Prescribed 417(e)(3) Unisex; retirement age – 65; compensation and benefit limits – 2008 levels; salary increases – none; pre-retirement decrements – none. No NEO received above-market earnings on deferred compensation in fiscal 2009.

(4)

Amounts in this column include for Messrs. Lacy, Ceryanec, Griffin, Karpowicz, and Zieser: The annual auto allowance; dues for club memberships not exclusively used for business; professional fees reimbursement; Company contributions to 401(k) plans; and life and disability insurance premiums. Mr. Ceryanec also received temporary housing expense.

(5)	Mr. Ceryanec’s employment began October 20, 2008, with an annual base salary of $400,000. The salary shown is prorated.

Awards

The Grants of Plan-Based Awards table provides additional detail about the equity and non-equity awards shown in the Summary Compensation Table. The committee granted awards during fiscal 2009 as shown in the table below to each of the NEOs pursuant to the 2004 Plan. The February 1, 2009, awards of restricted stock were made subject to the Executive Stock Ownership Program which is described in detail on page 13 of this Proxy Statement.

Performance-based restricted stock was awarded by the committee on August 12, 2008, with a three-fiscal-year performance period beginning on July 1, 2008, and ending on June 30, 2011. In addition, the committee granted options during fiscal 2009 to each of our NEOs. Each of the options granted will become exercisable in its entirety on the third anniversary of the grant date. For additional information on equity awards, please see the “Equity Compensation” section in the Compensation Discussion and Analysis.

At the beginning of fiscal 2009, the committee established potential non-equity incentive awards for each of the NEOs under the 2004 Plan. The amount of the incentive for each NEO was tied to specific financial and individual performance targets established by the committee. The incentives earned by the NEOs are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table above.

Grants of Plan-Based Awards for Fiscal Year 2009

					Estimated Future Payouts Under Equity Incentive Plan Awards (at Target) (2)	All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/Sh.) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
		Threshold ($)	Target ($)	Maximum ($)
Lacy		462,500	925,000	2,312,500
	8/12/2008						250,000	29.23	1,290,400
	8/12/2008				25,000				730,750
	1/31/2009					1,432			22,869
Ceryanec		100,000	200,000	500,000
	10/20/2008						50,000	19.43	166,425
	10/20/2008					7,500			145,725
Griffin		290,000	580,000	1,450,000
	8/12/2008						75,000	29.23	387,120
	8/12/2008					2,300			67,229
	8/12/2008				12,500				365,375
	1/31/2009					1,494			23,859
Karpowicz		245,625	491,250	1,228,125
	8/12/2008						70,000	29.23	361,312
	8/12/2008					3,950			115,459
	8/12/2008				12,500				365,375
	1/31/2009					145			2,316
Zieser		210,000	420,000	1,050,000
	8/12/2008						65,000	29.23	335,504
	8/12/2008					2,400			70,152
	8/12/2008				10,000				292,300

________________

(1)

The amounts shown for each executive officer are the threshold, target, and maximum non-equity incentive awards that could be earned during the period ended June 30, 2009. The amount of the award was determined by the Compensation Committee based on the level achieved with respect to each NEO’s individual incentive plan. Individual incentive plans may include EPS, Operating Cash Flow, Group Operating Cash Flow, or other measurements.

(2)

Shown for each executive officer are the shares of restricted stock that will be awarded at the end of the three-fiscal-year performance period which began on July 1, 2008, and ends on June 30, 2011, if certain levels of performance are achieved throughout the performance period. If the required levels of performance are not achieved, no shares will be awarded.

(3)

Grants of restricted stock on January 31, 2009, to Messrs. Lacy, Griffin, and Karpowicz were awarded under the Executive Stock Ownership Program which was designed to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established by the committee for participants in the program. Each participant receives an annual award of restricted stock equal to 20% of his or her personal acquisition of Company stock during the preceding calendar year. The incremental stock holdings must be maintained for a specified period in order for the restrictions to lapse. The shares awarded are subject to forfeiture prior to vesting which occurs on the fifth anniversary of the date of grant. Also included in this column are August 2008 awards under the 2004 Plan of 2,300 restricted shares to Mr. Griffin, 3,950 restricted shares to Mr. Karpowicz, and 2,400 restricted shares to Mr. Zieser, all with three-year cliff vesting. Also listed in this column is an award upon hiring of 7,500 restricted shares with five-year cliff vesting to Mr. Ceryanec. Dividends at the normal rate are paid on shares of restricted stock.

(4)	Options listed in this column will vest 100% on the third anniversary of the grant date and will expire on the tenth anniversary of the grant.
(5)	The exercise price equals the NYSE closing price per share on the date of grant.
(6)

The value of restricted stock awards is based on the fair market value of the Company’s common stock on the date of grant. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 10 (Common Stock and Share-Based Compensation Plans) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended June 30, 2009.

The following table discloses outstanding equity awards as of June 30, 2009, for each NEO.

Outstanding Equity Awards at Fiscal Year-End 2009

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(5)
Lacy	8/11/1999	18,000		33.15625	8/11/2009
	3/8/2000	12,000		25.25000	3/8/2010
	8/9/2000	42,000		28.06250	8/9/2010
	11/13/2000	28,000		30.75000	11/13/2010
	8/8/2001	50,000		34.80000	8/8/2011
	8/13/2002	60,000		39.05000	8/13/2012
	8/12/2003	140,000		46.16500	8/12/2013
	8/10/2004	90,000		49.97000	8/10/2014
	1/29/2005					672	17,170
	8/9/2005	53,333		49.10000	8/9/2015
	1/28/2006					2,112	53,962
	8/8/2006		106,000	46.21000	8/8/2016
	1/27/2007					770	19,674
	8/7/2007		120,000	53.90000	8/7/2017			5,000	127,750
	2/2/2008					2,025	51,739
	8/12/2008		250,000	29.23000	8/12/2018			25,000	638,750
	1/31/2009					1,432	36,588

Ceryanec	10/20/2008		50,000	19.43000	10/20/2018	7,500	191,625

Griffin	8/10/2004	40,000		49.97000	8/10/2014
	8/9/2005	26,667		49.10000	8/9/2015
	1/28/2006					472	12,060
	8/8/2006		30,000	46.21000	8/8/2016	5,000	127,750
	1/27/2007					1,014	25,908
	8/7/2007		30,000	53.90000	8/7/2017	25,000	638,750	2,500	63,875
	2/2/2008					820	20,951
	8/12/2008		75,000	29.23000	8/12/2018	2,300	58,765	12,500	319,375
	1/31/2009					1,494	38,172

Karpowicz	2/14/2005	40,000		47.56000	2/14/2015	10,000	255,500
	1/28/2006					886	22,637
	8/8/2006		30,000	46.21000	8/8/2016
	1/27/2007					467	11,932
	8/7/2007		30,000	53.90000	8/7/2017	25,000	638,750	2,500	63,875
	2/2/2008					88	2,248
	8/12/2008		70,000	29.23000	8/12/2018	3,950	100,923	12,500	319,375
	1/31/2009					145	3,705

Zieser	8/11/1999	24,000		33.15625	8/11/2009
	8/9/2000	30,000		28.06250	8/9/2010
	8/8/2001	22,500		34.80000	8/8/2011
	8/13/2002	25,000		39.05000	8/13/2012
	8/12/2003	60,000		46.16500	8/12/2013
	8/10/2004	40,000		49.97000	8/10/2014
	1/29/2005					413	10,552
	8/9/2005	20,000		49.10000	8/9/2015
	8/8/2006		20,000	46.21000	8/8/2016
	8/7/2007		20,000	53.90000	8/7/2017	5,000	127,750	1,750	44,713
	8/12/2008		65,000	29.23000	8/12/2018	2,400	61,320	10,000	255,500

________________

(1)

For option grants prior to July 1, 2006, the exercise price is equal to the average of the high and low prices on the date of grant. The exercise price for options granted after July 1, 2006, is equal to the NYSE closing price per share on the date of grant.

(2)

Restricted stock awarded to Mr. Zieser on August 7, 2007, will vest August 7, 2010. Restricted stock awarded to Messrs. Griffin, Karpowicz, and Zieser on August 12, 2008, will vest on August 12, 2011. All other restricted stock awards listed in this column will vest five years after the date of grant.

(3)	Calculated at the NYSE closing price of the Company’s common stock on June 30, 2009, the last trading day of the fiscal year ($25.55).
(4)

RSUs granted on August 7, 2007, will vest on June 30, 2010, with payout in August 2010 if the threshold performance measure is achieved. The number of units shown in this column is the threshold number of units. Restricted stock awarded on August 12, 2008, will vest on August 12, 2011, if certain performance levels are maintained throughout the performance period. If the performance requirements are not met, no shares will be awarded.

(5)

The market value of the unearned RSUs at the threshold level and the shares of unvested restricted stock has been calculated using the NYSE closing price of the Company’s common stock on June 30, 2009 ($25.55).

The following table presents information on option exercises and vesting of stock for each of the NEOs during the fiscal year ended June 30, 2009.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lacy (1)	0	0	8,159	211,393
Ceryanec	0	0	0	0
Griffin	0	0	200	3,224
Karpowicz	0	0	0	0
Zieser (2)	0	0	913	14,718

________________

(1)

Mr. Lacy elected to defer receipt of the value realized upon vesting of 7,000 shares of restricted stock which were awarded to him in lieu of a portion of his incentive payout for fiscal 2005. The award was reported in the Summary Compensation Table for fiscal 2005. He also elected to defer the receipt of 1,159 shares of restricted stock by converting the shares to CSEs. In both cases, the value at vesting was converted to CSEs to be paid out upon his retirement or termination. The total amount deferred was $211,393.

(2)

Mr. Zieser elected to defer receipt of the value realized upon vesting of 913 shares of restricted stock by converting the shares to CSEs which will be paid out upon his retirement or other termination, whichever is later. The total amount deferred was $14,718.

Pension Benefits in Fiscal 2009

The following table shows on a plan-by-plan basis for each NEO: the number of years (rounded to the nearest whole number) of credited service, the present value of the accumulated benefit, and the value of any payments made during the fiscal year. The present values are generally based on the assumptions used for financial reporting purposes as of the Company’s most recent fiscal year-end measurement date. Exceptions include the retirement age, which is assumed to be the earliest unreduced age, and pre-retirement decrements, which are ignored. The following assumptions were used to calculate the present values in the table:

Measurement date	June 30, 2009
Discount rate	5.75%
Interest crediting rate	4.75%
Annuity conversion rate	5.75%
Annuity conversion mortality	2009 IRS Prescribed 417(e)(3) Unisex
Retirement age	65
Compensation and benefit limits	2009 levels
Salary increases	None
Pre-retirement decrements	None

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lacy	Employees’ Retirement Income Plan	12	137,227	0
	Replacement Benefit Plan	12	682,213	0
	Supplemental Benefit Plan	10	2,164,657	0

Ceryanec	Employees’ Retirement Income Plan	0	0	0
	Replacement Benefit Plan	0	0	0
	Supplemental Benefit Plan	0	0	0

Griffin	Employees’ Retirement Income Plan	11	99,560	0
	Replacement Benefit Plan	11	296,238	0
	Supplemental Benefit Plan	10	989,612	0

Karpowicz	Employees’ Retirement Income Plan	4	41,677	0
	Replacement Benefit Plan	4	134,039	0
	Supplemental Benefit Plan	3	410,313	0

Zieser	Employees’ Retirement Income Plan	11	114,769	0
	Replacement Benefit Plan	11	366,315	0
	Supplemental Benefit Plan	9	763,764	0

Please note that the present values for Mr. Ceryanec are zero, because he had not satisfied the participation requirements for the Company’s pension plans as of June 30, 2009. For a more complete description of the plans and their purposes, see page 15 of this Proxy Statement.

Nonqualified Deferred Compensation in Fiscal 2009

The following table discloses contributions, earnings, and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of the NEOs. Each deferral listed below was in the form of CSEs. Dividends are reinvested as additional CSEs. See page 14 of this Proxy Statement for additional information concerning deferred compensation. The aggregate balance was determined by multiplying the number of CSEs held on June 30, 2009, by $25.55, the closing price of the Company’s common stock on the NYSE on that date. Distributions are paid in accordance with the deferral election, which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period. All payments are also subject to Section 409A restrictions.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Lacy (1)	211,393	0	0	1,136,391
Ceryanec	0	0	0	0
Griffin	0	0	0	92,194
Karpowicz	0	0	0	0
Zieser (2)	14,718	0	0	299,294

________________

(1)

$192,710 of the amount reported in the Executive Contributions column was also reported as a non-equity incentive award in the Summary Compensation Table for fiscal 2005 and represents the conversion upon vesting of 7,000 shares of restricted stock to CSEs. The remaining $18,683 was reported as a restricted stock award in the Summary Compensation Table for fiscal 2004 and represents the conversion upon vesting of 1,159 shares of restricted stock to CSEs.

(2)	The Executive Contributions column includes conversion upon vesting of 913 shares of restricted stock granted and reported in the Summary Compensation Table for fiscal 2004.

Potential Payments upon Termination

Employment and Other Agreements

The Company has entered into employment agreements with each of the NEOs as summarized below. Each of the employment agreements described below provides for periods of nonsolicitation, non-compete, and confidentiality following termination.

On December 30, 2008, the Company entered into amendments to each employment agreement. Those amendments conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all payouts described below shall be subject to the terms of Section 409A. The purpose of the amendments is to provide for the delay of any payment or benefit provided by the employment agreement if such amount or benefit would be subject to or incur additional tax, and further, that any such deferred payment shall be accumulated and paid in a single lump sum, together with interest compounded annually for the period of the delay, on the earliest date on which such payment can be made without incurring any additional tax.

1.   Lacy Employment Agreement. The Company entered into an agreement with Mr. Lacy which became effective July 1, 2006, the date he became President and Chief Executive Officer of the Company, and continued in effect through June 30, 2009. The agreement is subject to automatic renewal for subsequent one-year terms, and the first renewal term began on July 1, 2009. The agreement, as amended on December 30, 2008, provides that Mr. Lacy’s minimum annual base salary shall be determined by the Compensation Committee. In addition, Mr. Lacy is a participant in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan, and the Meredith Supplemental Benefit Plan. Mr. Lacy’s target Annual Bonus under the 2004 Plan will not be less than 100% of his base salary. The agreement also provides for payment to Mr. Lacy in the event his employment is terminated for various reasons as follows:

A.   If his employment were terminated because of death, all restricted stock, RSUs, and stock options would immediately vest; his base salary would be paid to the legal representative of his estate in substantially equal installments until the end of the month of the first anniversary of his death, and any Annual Bonus as determined by the Compensation Committee would be prorated to the date of death.

B.   In the event of termination due to “Disability,” Mr. Lacy would receive 100% of his base salary for the first 12 months following such termination for the remaining period of the current term. Mr. Lacy would receive his target Annual Bonus (as defined in the agreement) for the initial year in which the short-term disability occurs. In addition, all restricted stock, RSUs, and stock options would vest immediately and run to term.

C.   In the event of termination “Without Cause,” or due to “Failure to Re-Elect as CEO or Director,” Mr. Lacy would be entitled to receive a lump sum payment within the Short Term Deferral Period equal to no less than a total of 24 months of 200% of his current base salary. Mr. Lacy would also be eligible for postretirement welfare benefits which would commence after June 30, 2010; therefore, the value of those benefits for fiscal 2010 would be zero. In addition, all equity awards would vest and become exercisable under the terms of the agreement.

D.   In the event of termination for “Cause,” Mr. Lacy would receive his base salary and any Annual Bonus under the 2004 Plan prorated to the date of termination. All equity awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Lacy if his employment had been terminated as of June 30, 2009, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	3,700,000	925,000	925,000
Earned but unpaid Annual Bonus (1)	850,000	N/A	N/A	N/A	850,000
Payment of target Annual Bonus	N/A	N/A	N/A	925,000	N/A
Continued health/welfare benefits (2)	N/A	N/A	29,320	N/A	N/A

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Pension benefit (lump sum) (3)(4)	3,142,544	3,142,544	3,142,544	0	3,142,544
Immediate vesting of stock options	N/A	N/A	0	0	0
Immediate vesting of restricted stock and RSUs (5)	N/A	N/A	945,631	945,631	945,631

________________

(1)	The amount due, if any, is the amount of the Annual Bonus set by the Compensation Committee at its August meeting.
(2)

Mr. Lacy’s employment agreement requires that the Company provide continued benefits to him and his eligible dependents in the event of termination “Without Cause” through the end of the Remaining Term of the agreement which would be June 30, 2010.

(3)

Mr. Lacy’s employment agreement also provides that if his employment is terminated voluntarily due to a substantial change in his position, duties, or responsibilities, his retirement benefits will be accelerated as if the termination were “Without Cause.”

(4)	Disabled employees are considered active participants in all retirement plans.
(5)	Reflects the benefit of the immediate vesting of all outstanding restricted stock and RSUs at the threshold.

2.   Ceryanec Employment Agreement. The Company entered into an agreement with Mr. Ceryanec which became effective October 20, 2008, the date he became Vice President-Chief Financial Officer of the Company. The agreement, as amended on December 30, 2008, provides that Mr. Ceryanec’s minimum annualized base salary through June 30, 2009, was $400,000, with an increase to $450,000 for fiscal year 2010. Any increase in base salary for subsequent years will be determined by the Compensation Committee. The employment agreement also provides a one-time signing bonus of $100,000, one-half to be paid within 30 days of signing and one-half to be paid within 30 days after Mr. Ceryanec moves his permanent residence to a location within the Des Moines metropolitan area. The agreement also provides for the reimbursement of certain other relocation expenses. In addition, Mr. Ceryanec is a participant in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan, and the Meredith Supplemental Benefit Plan. Mr. Ceryanec’s target Annual Bonus under the 2004 Plan for fiscal 2009 was 50% of his base salary, with a minimum Annual Bonus of $100,000 to be paid for fiscal 2009. Thereafter, the target Annual Bonus will be 60% of base salary. The agreement also provides for payment to Mr. Ceryanec in the event his employment is terminated for various reasons as follows:

A.         If his employment were terminated because of death, all restricted stock, RSUs, and stock options would immediately vest; his base salary would be paid through the last day of the month in which his death occurred and any Annual Bonus earned under the 2004 Plan would be prorated for the fiscal year.

B.         In the event of termination due to “Disability,” base salary would be paid through the last day of the month in which written notice of termination is given; and any Annual Bonus earned under the 2004 Plan would be prorated to the date of termination. In addition, all restricted stock, RSUs, and stock options would vest immediately and run to term.

C.         In the event of termination “Without Cause,” Mr. Ceryanec would receive his base salary for a period of 12 months following the date of termination and any Annual Bonus earned under the 2004 Plan would be prorated.

D.         In the event of termination for “Cause,” Mr. Ceryanec would receive only his base salary through the date on which notice of termination was given. Any Annual Bonus and all equity awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Ceryanec if his employment had been terminated as of June 30, 2009, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	400,000	N/A	N/A
Earned but unpaid Annual Bonus (1)	N/A	N/A	258,700	258,700	258,700
Pension benefit (lump sum) (2)	0	0	0	0	0
Immediate vesting of stock options	N/A	N/A	306,000	306,000	306,000
Immediate vesting of restricted stock and RSUs (3)	N/A	N/A	191,625	191,625	191,625

________________

(1)	The amount due, if any, is the amount of the Annual Bonus set by the Compensation Committee at its August meeting.
(2)	Disabled employees are considered active participants in all retirement plans.
(3)	Reflects the benefit of the immediate vesting of all outstanding restricted stock and RSUs at the threshold.

3.   Griffin Employment Agreement. The Company entered into an employment agreement with Mr. Griffin effective March 6, 2008, for an initial term ending June 30, 2011. The term of employment shall automatically renew for subsequent one-year terms unless written notice is given by either party. The agreement, as amended on December 30, 2008, provides that Mr. Griffin’s minimum annual base salary shall be $725,000 and his target Annual Bonus shall not be less than 80% of annual base salary. Base salary and Annual Bonuses for subsequent years will be determined under applicable management performance programs administered by the Compensation Committee. In addition, Mr. Griffin is entitled to an annual payment of $75,000 in connection with his continuing employment with the Company (“Stay Bonus”). Mr. Griffin will also participate in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan, and the Meredith Supplemental Benefit Plan. The agreement also provides for payment to Mr. Griffin in the event his employment is terminated for various reasons as follows:

A.   If his employment were terminated because of death, all restricted stock, RSUs, and stock options would immediately vest; his base salary and Stay Bonus would be paid until the end of the month of the first anniversary of his death (but not beyond June 30, 2011), and any Annual Bonus earned under the 2004 Plan would be prorated to the date of death.

B.   In the event of termination due to “Disability,” Mr. Griffin would receive his base salary at the lesser of: 100% for 12 months or to the end of the current term, plus 75% for the next 12 months or to the end of the current term. Mr. Griffin would also receive his Stay Bonus and his target Annual Bonus for the fiscal year in which the short-term disability first occurred. In addition, all restricted stock, RSUs, and stock options would vest immediately and run to term.

C.   In the event of termination “Without Cause,” Mr. Griffin would be entitled to receive a lump sum payment within the Short Term Deferral Period equal to no less than a total of 21 months of 180% of his current base salary, and Stay Bonus; or through the end of the current term of the agreement, whichever is greater. In addition, all equity awards would vest and become exercisable under the terms of the agreement.

D.   In the event of termination for “Cause,” Mr. Griffin would receive his base salary and Stay Bonus only through the date of termination. All equity awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Griffin if his employment had been terminated as of June 30, 2009, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	2,610,000	1,268,750	725,000
Payment of annual Stay Bonus	N/A	N/A	150,000	75,000	75,000
Earned but unpaid Annual Bonus	N/A	N/A	N/A	N/A	365,269
Payment of target Annual Bonus	N/A	N/A	N/A	580,000	N/A
Continued health/welfare benefits (1)	N/A	N/A	28,680	N/A	N/A

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Pension benefit (lump sum) (2)(3)	115,998	115,998	1,470,905	0	115,998
Immediate vesting of stock options	N/A	N/A	0	0	0
Immediate vesting of restricted stock and RSUs (4)	N/A	N/A	1,305,605	1,305,605	1,305,605

________________

(1)

Mr. Griffin’s employment agreement requires that the Company provide continued benefits to him and his eligible dependents in the event of termination “Without Cause” through the end of the Remaining Term of the agreement which would be June 30, 2011.

(2)

In the event of termination “Without Cause,” Mr. Griffin shall be presumed to have met eligibility requirements specified in Section 2.4 of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(3)	Disabled employees are considered active participants in all retirement plans.
(4)	Reflects the benefit of the immediate vesting of all outstanding restricted stock and RSUs at the threshold.

4.   Karpowicz Employment Agreement. In February 2005 the Company entered into an employment agreement with Mr. Karpowicz. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $550,000. For fiscal 2009, the Compensation Committee set his base salary at $655,000. Mr. Karpowicz is eligible to participate in the 2004 Plan or successor plans, and shall have a target Annual Bonus of 60% of base salary and a maximum Annual Bonus of 150% of base salary.

A.         In the event of termination due to death or disability, Mr. Karpowicz or his estate would receive his base salary through the last day of the month in which such termination occurs, plus any Annual Bonus earned under the 2004 Plan, prorated to the date of termination. In addition, all restricted stock, RSUs, and stock options would vest immediately.

B.         In the event of termination for “Cause” or voluntary termination, Mr. Karpowicz would receive only his base salary through the date of termination. All equity awards subject to restriction would be forfeited.

C.         In the event of termination “Without Cause,” Mr. Karpowicz would be entitled to receive his base salary for a period of 12 months following the date of termination plus a proportionate share of any 2004 Plan Annual Bonus, and all stock options, restricted stock, and RSUs would vest immediately.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Karpowicz if his employment had been terminated as of June 30, 2009, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	655,000	N/A	N/A
Earned but unpaid Annual Bonus	N/A	N/A	267,486	267,486	267,486
Pension benefit (lump sum) (1)	45,362	45,362	45,362	0	45,362
Immediate vesting of stock options	N/A	N/A	0	0	0
Immediate vesting of restricted stock and RSUs (2)	N/A	N/A	1,418,944	1,418,944	1,418,944

________________

(1)	Disabled employees are considered active participants in all retirement plans.
(2)	Reflects the benefit of the immediate vesting of all outstanding restricted stock and RSUs at threshold.

5.   Zieser Employment Agreement. The Company entered into an agreement with Mr. Zieser which became effective August 12, 2008, and continues in effect through June 30, 2011. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $600,000, with any increase in the base salary to be determined by the Compensation Committee. In addition, Mr. Zieser is a participant in the 2004 Plan or successor plans, the Meredith Employees’ Retirement Income Plan, the

Meredith Replacement Benefit Plan, and the Meredith Supplemental Benefit Plan. Mr. Zieser’s target Annual Bonus under the 2004 Plan will be no less than 70% of his base salary. The agreement also provides for payment to Mr. Zieser in the event his employment is terminated for various reasons as follows:

A.   If his employment were terminated because of death, all restricted stock, RSUs, and stock options would immediately vest; his base salary would be paid in equal installments until the end of the month of the first anniversary of his death; and any Annual Bonus earned under the 2004 Plan, as determined by the Compensation Committee at its meeting following the end of the fiscal year, would be prorated to the date of death.

B.   In the event of termination due to “Disability,” Mr. Zieser would receive his base salary at the lesser of: 100% for 12 months or to end of the current term, plus 75% for the next 12 months or to end of the current term, and his target Annual Bonus for the fiscal year in which the short-term disability first occurred. In addition, all equity awards would vest immediately and run to term.

C.   In the event of termination “Without Cause,” Mr. Zieser would be entitled to receive a lump sum payment within the Short Term Deferral Period equal to no less than a total of 18 months of 170% of his current base salary or through the end of the current term of the agreement, whichever is greater. In addition, all equity awards would vest and become exercisable under the terms of the agreement.

D.   In the event of termination for “Cause,” Mr. Zieser would receive only his base salary through the date of termination. All equity awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Zieser if his employment had been terminated as of June 30, 2009, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	2,040,000	1,050,000	600,000
Earned but unpaid Annual Bonus (1)	N/A	N/A	N/A	N/A	417,270
Payment of target Annual Bonus	N/A	N/A	N/A	420,000	N/A
Continued health/welfare benefits (2)	N/A	N/A	46,132	0	N/A
Pension benefit (lump sum) (3)(4)	132,454	132,454	1,329,710	0	132,454
Immediate vesting of stock options	N/A	N/A	0	0	0
Immediate vesting of restricted stock and RSUs (5)	N/A	N/A	499,834	499,834	499,834

________________

(1)	The amount due, if any, is the amount of the Annual Bonus set by the Compensation Committee at its August meeting.
(2)

In the event of termination “Without Cause,” the benefits would be continued through June 30, 2011. Mr. Zieser’s employment agreement also provides that if his employment is terminated prior to June 30, 2011, due to a substantial change in his position, duties, or responsibilities, such termination shall be deemed to be termination “Without Cause.”

(3)

In the event of termination “Without Cause,” Mr. Zieser shall be presumed to have met eligibility requirements specified in Section 2.4 of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(4)	Disabled employees are considered active participants in all retirement plans.
(5)	Reflects the benefit of the immediate vesting of all outstanding restricted stock and RSUs at the threshold.

Change in Control

The Company has entered into Amended and Restated Severance Agreements (“Agreements”) with each of the NEOs. The Agreements provide for a double trigger, namely a Change in Control of the Company and the termination of the officer within two years of such a Change in Control. The Agreements provide for payments and other benefits if the executive is terminated within two years of a Change in Control of the Company for any reason other than disability, mandatory retirement, “Cause,” or voluntary termination other than for “Good Reason.” “Good Reason” includes an adverse substantial change in position, duties, responsibilities, or status; a reduction in base salary; elimination of any benefit or incentive plan; relocation to a place more than 25 miles distant; and other terms as more fully described in the Agreements. A Change in Control as defined in the Agreements is summarized briefly as follows:

1.   The acquisition by any person or entity of the beneficial ownership of more than 20% of either (a) the then outstanding common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company;

2.   The directors who were incumbent at the time of the execution of the Agreement or their successors cease to constitute at least a majority of the Board (not including any director whose nomination or election occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board);

3.   The consummation of certain types of transactions including mergers and the sale of all, or substantially all, of the Company’s assets; or

4.   Approval by the shareholders of a complete liquidation or dissolution of the Company.

Payment Obligations upon Termination Due to Change in Control

The following table sets forth the payment obligations under the Agreements if the NEO’s employment is terminated as described above within two years of a Change in Control of the Company. The tables assume that the termination took place on June 30, 2009.

Obligation
NEO’s annual base salary times three (based upon the highest annual rate of salary earned by the NEO during the preceding 12-month period) (1)

Annual Bonus times three (higher of the target incentive for the year in which the termination occurs or the highest annual non-equity incentive paid in respect of the three fiscal years immediately prior to the year in which the Change in Control occurred) (1)

Any earned and due annual non-equity incentive payments (1)
Prorated Annual Bonus through the date of termination (1)
Accrued vacation pay (1)
Any compensation previously deferred (with accrued interest or earnings)
Retirement benefits (plus three years from the date of termination) (1) (2)
Annual matching contribution under the tax-qualified defined contribution plan times three, for each plan (1)
Continuation of medical, dental, and life insurance for three years after the date of termination (3)
Continuation of short- and long-term disability for three years after the date of termination (3)
Continuation of all programs and perquisites for three years after the date of termination (3)
Gross-up payment for tax liabilities (4)
Immediate vesting of equity awards under stock plans

________________

(1)	These amounts are to be paid as a lump sum within five days of the date of termination out of the Company’s (or its successor’s) assets.
(2)	The retirement benefit is to be calculated as though the NEO is fully vested and has attained 36 additional months of age under the plans (but not to reduce the NEO’s life expectancy).
(3)

The benefits are to be continued for three years from the date of termination at the level in effect immediately prior to the Change in Control or the level in effect at the date of termination, whichever is most favorable to the NEO.

(4)	The Company may pay directly to the Internal Revenue Service or other taxing authority, for the benefit of the NEO.

1.   Base Salary. The Agreements provide for the lump sum payment of three times the NEO’s annual base salary. The following table sets forth the amount of such payments for each NEO, assuming termination took place on June 30, 2009. The payments would be made from the Company’s (or its successor’s) assets.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$2,775,000	$1,200,000	$2,175,000	$1,965,000	$1,800,000

2.   Annual Bonus. The Agreements provide for the lump sum payment of three times the Annual Bonus as defined in the Agreements. The following table shows the amount of such payment to each of the NEOs if termination due to Change in Control had occurred on June 30, 2009.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$4,571,439	$600,000	$1,875,000	$1,950,000	$1,875,000

3.   Earned But Unpaid Annual Bonus. The Agreements provide for the lump sum payment of any previously earned and due Annual Bonus payments as defined in the Agreements. The following table shows the amount of such payment to each of the NEOs if termination due to Change in Control had occurred on June 30, 2009.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$850,000	$258,700	$365,269	$267,486	$417,270

4.   Prorated Annual Bonus. The Agreements provide for the lump sum payment of the Annual Bonus as defined in the Agreements pro rata to the date of termination. If termination due to Change in Control had occurred on June 30, 2009, there would be no Prorated Annual Bonus.

5.   Retiree Welfare Benefits. The Agreements provide for an additional three years of age and service to be added to each NEO’s post-retirement welfare benefits (including medical, dental, and life). With the additional three years, Mr. Lacy would meet the age and service requirements to retire and participate in the retiree welfare plan. None of the other NEOs would meet the eligibility requirements. The terms of the Agreement provide that active welfare benefits would continue for three years and retiree welfare benefits would not commence until the three-year period is over. Therefore, the value of the retiree welfare benefits provided from July 1, 2009, through June 30, 2010, is zero.

6.   Pension Benefits. The Agreements provide for an additional three years of age and service to be added (without affecting the life expectancy) in calculating each NEO’s pension benefit in the event of a Change in Control. The following table shows the amount due to each of the NEOs if termination due to Change in Control were to occur on June 30, 2009.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$6,197,109	$0	$2,423,949	$1,606,413	$2,186,285

7.   Continuation of Benefits and Perquisites. The Agreements provide that the NEO and his eligible dependents shall continue, to the extent permitted by law, to be covered by all NEO services, programs, perquisites, and insurance plans or programs in effect in which the NEO participates immediately prior to the time of the Change in Control, for a period of 36 months after the NEO’s date of termination. The following table shows the present value cost to the Company for each of the NEOs for each of the benefits and perquisites if such termination had occurred as of June 30, 2009.

Perquisite/Benefit	Lacy ($)	Ceryanec ($)	Griffin ($)	Karpowicz ($)	Zieser ($)
Matching contribution to tax-qualified defined contribution plan	28,964	28,964	28,964	28,964	28,964
Continuation of medical and dental insurance for 36 months	38,442	38,442	30,585	36,814	42,780
Continuation of group and NEO supplemental life insurance for 36 months	13,309	3,616	4,164	2,543	4,799
Continuation of short-term, long-term, and NEO long-term disability for 36 months (1)	28,555	3,964	5,752	21,379	15,751
Continuation of professional fees reimbursement for 36 months (calculated at maximum)	29,778	29,778	29,778	29,778	29,778
Continuation of club dues and auto allowance for 36 months	53,108	35,863	64,360	41,020	49,053

________________

(1)

The Company self-insures for short-term disability for all employees. The plan limits the payout to 60% of eligible pay up to $15,000 per month for five months or a maximum payout of $75,000. Because no premium is paid, the present value assigned is $0.

8.   Gross-up Payments. The Agreements provide that the Company will provide to the NEO a “gross-up” payment to cover any excise taxes incurred under Section 4999 of the Internal Revenue Code, including all other income-related taxes. Under those circumstances, each NEO would be entitled to receive the following amounts if a termination due to a Change in Control had occurred on June 30, 2009.

Lacy	Ceryanec	Griffin	Karpowicz	Zieser
$7,077,680	$1,219,425	$3,297,974	$3,291,817	$2,944,922

9.   Immediate Vesting of All Restricted Stock, Stock Options, and Performance-Based Awards. Upon termination due to a Change in Control, all restricted stock and stock options shall vest immediately and all performance awards shall be paid or delivered as if the performance goals had been fully achieved. Settlement of such awards as of June 30, 2009, would have resulted in payments of the following amounts:

Equity	Lacy	Ceryanec	Griffin	Karpowicz	Zieser
Restricted Stock and RSUs	$1,111,706	$191,625	$1,388,643	$1,501,982	$557,961
Options	3,600	306,000	0	0	0

Execution of a release of claims is not a prerequisite to the receipt of payments under the Agreements. The Agreements do not include noncompete, nonsolicit, nondisparagement, or confidentiality provisions. The NEO is under no obligation to seek other employment nor shall any compensation earned by the NEO reduce the amount of any payment provided for under the Agreements.

Components of Director Compensation

Employee directors receive no additional compensation for Board service. The annual retainer for non-employee directors is $60,000. Committee chairs receive an additional annual retainer of $10,000. Upon election to the Board, each new non-employee director may choose to receive either 1,200 shares of restricted stock which vest on the fifth anniversary of the date of the grant or 1,200 CSEs which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director’s resignation or retirement from the Board. Non-employee directors have the opportunity to receive all or 50% of the annual retainer (including the committee chair retainer) in either restricted stock or CSEs having a value equal to 105% of the amount of the annual retainer converted. During fiscal 2009, seven of 11 non-employee directors elected to receive all or 50% of their retainer in the form of restricted stock or CSEs. Fees paid in equity are awarded on the date of the Annual Meeting. Cash fees are paid in quarterly installments in advance. The Company also reimburses directors for out-of-pocket expenses related to attendance at Board and committee meetings.

As additional compensation and a further encouragement of director ownership of the Company’s stock, each non-employee director annually receives, on the day after the Annual Meeting of Shareholders, an option to purchase 6,000 shares of Company common stock at an exercise price equal to the closing price on the date of the grant. The options become exercisable one-third per year over a three-year period beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (8)	Option Awards ($) (2) (8)	All Other Compensation ($)	Total ($)
Baum (3)(4)	35,000	63,002	19,278	0	117,280
Coleman (3)(5)	10,000	63,002	64,165	0	137,167
Craigie (6)	25,000	31,501	60,292	0	116,793
Drewes (3)(4)	10,000	63,002	43,759	0	116,761
Frazier	70,000	0	64,165	0	134,165
Henry	65,000	0	64,165	0	129,165
Johnson (3)(5)	10,000	73,502	64,165	0	147,667
Kerr (6)(7)	45,000	31,501	60,292	371,513	508,306
Londoner (3)(4)	10,000	63,002	19,278	0	92,280
Marineau	70,000	0	64,165	0	134,165
Tallett	60,000	35,016	7,473	0	102,489

________________

(1)

Stock awards (including CSEs) reported are valued at the compensation cost recognized over the requisite service period as defined in SFAS 123R. The values reported include costs recognized for awards granted in previous fiscal years and the fiscal year covered by the current disclosure.

(2)

The value of option awards reported in this column represents the compensation cost recognized over the requisite service period as defined in SFAS 123R. The values reported include costs recognized for awards granted in previous fiscal years and the fiscal year covered by the current disclosure.

(3)

Directors Baum, Coleman, Drewes, Johnson, and Londoner chose to receive 105% of their retainers in the form of equity for fiscal 2009. Cash payments were made in calendar 2008 for the increased retainer.

(4)

Directors Baum, Drewes, and Londoner elected to receive 105% of their respective retainers for fiscal 2009 in the form of restricted stock which was awarded at the market price on the date of grant and will vest on the fifth anniversary of the grant date. The grant date value of the awards was $63,002 each. Dividends are paid on restricted stock at the same rate as for the Company’s common stock. The values shown in the table above are the compensation cost recognized over the requisite service period for stock awards as defined in SFAS 123R.

(5)

Directors Coleman and Johnson chose to receive 105% of their respective retainers in the form of CSEs which were awarded at the market price on the date of grant and are paid out as common stock on a one-for-one basis upon the director’s resignation or retirement from the Board. The grant date value of the awards was: Dr. Coleman - $63,002 and Mr. Johnson - $73,502. Dividends on CSEs are reinvested. The values shown in the table above are the compensation cost recognized over the requisite service period as defined in SFAS 123R.

(6)

Directors Craigie and Kerr elected to receive 52.5% of their respective retainers in the form of CSEs which were awarded at the market price on the date of grant and are paid out as common stock on a one-for-one basis upon the director’s resignation or retirement from the Board. The grant date value of the awards was $30,501 each. Dividends on CSEs are reinvested. The values shown in the table above are the compensation cost recognized over the requisite service period as defined in SFAS 123R.

(7)

Under the terms of the Consulting Agreement dated May 11, 2004, between the Company and Mr. Kerr, Mr. Kerr received consulting fees of $300,000 and the continuation of perquisites he received during his tenure as Chair and CEO. In fiscal 2009 the perquisites received by Mr. Kerr included professional fee reimbursements of $49,686, insurance premiums for his dental, life, Medicare supplement, prescription drug plan, plus health and dental insurance for his spouse. The options shown in the outstanding equity awards table below include 995,000 options which were awarded to Mr. Kerr during his tenure as an executive officer of the Company.

(8)	As of June 30, 2009, each director held outstanding equity awards as shown in the table below.
Name	Options	Restricted Stock	CSEs
Baum	60,000	3,625	10,297
Coleman	48,000	0	7,544
Craigie	18,000	0	4,480
Drewes	12,000	5,375	0
Frazier	36,000	0	0
Henry	32,000	0	1,659
Johnson	60,000	0	16,834
Kerr	1,013,000	0	2,904
Londoner	48,000	6,246	0
Marineau	60,000	2,056	3,065
Tallett	6,000	0	1,255

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under regulations of the SEC, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares listed in the table (excluding stock options that are presently exercisable or will become exercisable prior to October 30, 2009), after elimination of such duplication is 12,794,626 shares of common stock (approximately 35% of the outstanding common stock) and 8,557,788 shares of class B common stock (approximately 94% of the outstanding class B common stock).

Set forth below is information as of August 31, 2009, concerning security ownership by each person who is known to management to be the beneficial owner of more than 5% of any class of the Company’s voting securities and security ownership by management.

		Common Stock Owned			Class B Common Stock Owned (1)
Name		Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class
a.	Beneficial owners of more than 5%
	Katherine C. Meredith (3)	19,200	92,412	11.52	4,484,144	92,412	50.12
	c/o Marilyn Dillivan
	1716 Locust Street
	Des Moines, IA 50309-3023
	E. T. Meredith, IV (3)	0	92,412	6.08	1,546,545	692,412	24.52
	c/o Marilyn Dillivan
	1716 Locust Street
	Des Moines, IA 50309-3023
	D. Mell Meredith Frazier, Director (3)(4)(5)	26,305	92,412	5.95	1,467,866	692,412	23.66
	1716 Locust Street
	Des Moines, IA 50309-3023
	Anna K. Meredith Endowment Trust (6)	0	0	1.63	0	600,000	6.57
	665 Locust Street
	Des Moines, IA 50304
	Select Equity Group, Select Offshore Advisors, LLC, and George S. Loening (7) 380 Lafayette Street, 6th Floor New York, NY 10003	4,392,924	0	12.27	0	0	0
	T. Rowe Price Associates, Inc. (8) 100 E. Pratt Street Baltimore, MD 21202	3,315,775	0	9.20	0	0	0
	Ariel Investments, LLC (9) 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	2,288,790	0	6.40	0	0	0
	The Vanguard Group, Inc. (10) 100 Vanguard Blvd. Malvern, PA 19355	1,944,619	0	5.41	0	0	0
b.	Directors, not listed above, including nominees and named executive officers
	Herbert M. Baum, Director (5)(11)	83,837	0	*	0	0	0
	Joseph H. Ceryanec, VP-Chief Financial Officer (12)	15,734	0	*	0	0	0
	Mary Sue Coleman, Director (5)(11)	45,890	0	*	0	0	0
	James R. Craigie, Director (5)(11)	12,480	0	*	0	0	0
	Alfred H. Drewes, Director (5)	7,375	0	*	0	0	0
	John H. Griffin, Jr., President-Publishing Group (4)(12)(15)(16)	179,228	0	*	0	0	0
	Frederick B. Henry, Director (3)(5)(11)	50,059	120,844	1.47	0	366,821	**
	Joel W. Johnson, Director (5)(11)	72,272	0	*	0	0	0
	Paul A. Karpowicz, President- Broadcasting Group (12)(13)(15)(16)	148,870	5,876	*	0	0	0
	William T. Kerr, Board Chair, Director (5)(11) (13)(14)	1,061,778	917	2.86	0	0	0
	Stephen M. Lacy, Director, President and Chief Executive Officer (4)(13)(15)(16)	724,437	2,600	1.98	0	0	0
	David J. Londoner, Director (5)(13)	70,167	5,000	*	0	0	0
	Philip A. Marineau, Director (5)(11)	55,171	0	*	0	0	0
	Elizabeth E. Tallett, Director (11)	1,255	0	*	0	0	0
	John S. Zieser, Chief Development Officer, General Counsel & Secretary (4)(12)(13)(15)(16)	276,865	1,856	*	0	0	0
c.	All directors and executive officers as a group (3) (4)(5)(11)(12)(13)(14)(15)(16) (17)[16 persons]	2,831,723	229,505	12.26	1,467,866	1,059,233	27.68

________________

*Less than 1%

**4.02%

(1)

Class B common stock is not transferable except to members of the family of the holder and certain other related entities. Class B common stock, however, is convertible, share for share, at any time into fully transferable common stock without the payment of any consideration.

(2)

Shares listed in the table under “Common Stock Owned” do not include shares of common stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of class B common stock which is convertible, share for share, into common stock. However, the calculation of “% of Class” includes such shares deemed to be owned. If such shares were not included in the calculations, the common stock ownership percentages would be: Katherine C. Meredith, less than 1%; E. T. Meredith, IV, less than 1%; D. Mell Meredith Frazier, less than 1%; Anna K. Meredith Endowment Trust, 0%; Frederick B. Henry, less than 1%; the other individuals’ ownership percentages would be unchanged and the ownership percentage in (c) All directors and executive officers as a group would be 4.87%.

(3)	Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(4)

Includes shares held by Principal Trust Company, as trustee under the 401(k) Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of individual plan participants.

(5)

Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2009, by non-employee directors under Meredith Corporation Stock Plan for Non-Employee Directors, (the “2002 Plan”) as follows: Baum, Johnson, Marineau, 48,000 each; Coleman and Londoner, 36,000 each; Frazier, 24,000; Henry, 20,000; Craigie and Kerr, 6,000 each; and Drewes, 2,000.

(6)

This is a charitable trust. Bankers Trust Company, Trustee, has sole voting power while the Endowment Board, composed of Bankers Trust Company; D. Mell Meredith Frazier; E. T. Meredith, IV; Quentin G. Heisler, Jr.; and John D. Bloodgood, has dispositive power over the shares, acting by majority vote.

(7)	Information as of December 31, 2008, based on Schedule 13G/A filed with the SEC.
(8)

Information as of December 31, 2008, based on Schedule 13G/A filed with the SEC. These securities are owned by various individual and institutional investors (including T. Rowe Price Mid-Cap Value Fund, Inc. which owns 3,315,775 shares, representing 9.2% of the common shares outstanding) which T. Rowe Price Associates, Inc. (“Price Associates”), serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(9)	Information as of December 31, 2008, based on Schedule 13G filed with the SEC.
(10)	Information as of December 31, 2008, based on Schedule 13G/A filed with the SEC.
(11)

Includes CSEs (rounded up to the nearest whole number) held by non-employee directors under the 2002 Plan as follows: Johnson, 16,834; Baum, 10,297; Coleman, 7,544; Craigie, 4,480; Marineau, 3,065; Kerr, 2,904; Henry, 1,659; and Tallett, 1,255, for an aggregate total of 48,038 CSEs.

(12)

Includes shares held by Morgan Stanley Smith Barney, as trustee under the ESPP for the benefit of certain officers, which shares are voted by the trustee at the direction of the individual plan participants.

(13)	Includes shares beneficially owned by spouses and relatives living in the same home with the named individuals and/or shares owned by family partnerships.
(14)	Includes 995,000 shares which are subject to presently exercisable stock options awarded to Kerr during his tenure as an executive officer under the Company’s Stock Incentive Plans.
(15)

Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2009, by executive officers under the Company’s Stock Incentive Plans as follows: Lacy, 581,333; Zieser, 217,500; Griffin, 96,667; and Karpowicz, 70,000, for an aggregate total of 965,500.

(16)

Includes CSEs and RSUs held by executive officers under the Company’s Stock Incentive Plans as follows (rounded to the nearest whole number): Lacy, 59,477; Zieser, 18,714; Karpowicz, 15,000; and Griffin, 13,608, for an aggregate total of 106,799.

(17)	Includes 2,234,500 shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2009, by the directors and officers as a group.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for the approval and pre-approval of the audit, audit-related, tax, and all other services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee pre-approved all audit, audit-related, and permitted non-audit services provided by KPMG in fiscal 2009.

Service Fees Paid to Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2009, was KPMG. Representatives of KPMG are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2009 and 2008.

	2009	2008
Audit Fees (1)	$815,000	$785,800
Audit-Related Fees (2)	38,600	22,900
Tax Fees (3)	1,020	38,284
All Other Fees (4)	1,500	2,400
Total Fees	$856,120	$849,384

________________

(1)

Represents fees for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2009, and June 30, 2008, and the review of the Company’s quarterly financial statements during such fiscal years.

(2)	Consists of the fees for audits of financial statements of certain employee benefit plans and assistance in the interpretation and implementation of accounting standards and regulations.
(3)	Consists of fees for tax services provided to the Company, including principally the review of tax returns and interpretive advice concerning tax laws.
(4)	Consists of fees for access to KPMG’s Internet Accounting Research website.

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company’s most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

Report of the Audit Committee

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm, internal auditors, and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2009 Annual Report to Shareholders. Management has confirmed to us that such financial statements:

1.   Have been prepared with integrity and objectivity and are the responsibility of management; and

2.   Have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with KPMG the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of the Company’s financial statements, including with respect to:

1.	Their responsibility under generally accepted auditing standards;
2.	Significant accounting policies;

3.	Management judgment and estimates;
4.	Any significant audit adjustments;
5.	Any disagreements with management; and
6.	Any difficulties encountered in performing the audit.

We have received from KPMG a letter providing the disclosures required by Public Company Oversight Board Rule 352b, Communication with Audit Committees Concerning Independence, with respect to any relationships between KPMG and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based upon the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2009 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, KPMG audited management’s assessment of internal control over financial reporting and has issued a report thereon dated August 24, 2009. In that report KPMG states that in its opinion, the Company maintained effective control over financial reporting as of June 30, 2009.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving our recommendation to the Board of Directors, we have relied on:

1.   Management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States; and

2.   The report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Philip A. Marineau, Chair

Mary Sue Coleman

James R. Craigie

Alfred H. Drewes

David J. Londoner

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010. Services provided to the Company and its subsidiaries by KPMG in fiscal year 2009 are described under “Service Fees Paid to Independent Registered Public Accounting Firm.”

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance.

Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Vote Required

The affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote “Against” the proposal.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “For” ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2010.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

PROPOSAL 3 – TO CONSIDER AND ACT UPON A PROPOSAL OF THE BOARD OF DIRECTORS

TO REAFFIRM PREVIOUSLY APPROVED MATERIAL TERMS OF THE AMENDED AND

RESTATED MEREDITH CORPORATION 2004 STOCK INCENTIVE PLAN

The Meredith Corporation 2004 Stock Incentive Plan was approved by the shareholders on November 8, 2004, and was amended and restated as of December 31, 2007, (the “Plan” or “2004 Plan”). This Plan allows the Company to provide awards to certain key employees of the Company and its subsidiaries based on the attainment of certain financial objectives. These incentives have been an integral part of the Company’s overall compensation program for a number of years. While no changes to the material terms of the Plan are proposed, shareholder approval is necessary to assure that compensation paid to executive officers under the Plan will continue to be deductible by the Company under the federal income tax laws. The shareholders are asked to reaffirm the material terms of the performance-based incentives established under the Plan to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to the deductibility of compensation. The material terms as described below consist of the following: (i) the business criteria on which annual incentive compensation is payable under the Plan, (ii) individuals eligible to receive compensation under the Plan, and (iii) the maximum amounts of compensation payable under the Plan. The material terms were previously approved at the 2004 Annual Meeting of Shareholders.

All amounts paid as compensation pursuant to the Plan must be payable as a result of achievement of objectively measured performance targets from the following list of quantifiable, measurable business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Company’s Common Stock; return on net assets, equity, or stockholders’ equity; return on invested capital; market share; or total return to stockholders (“performance criteria”). Any performance criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s Annual Report to Shareholders.

All key employees of the Company and its subsidiaries and all non-employee directors of the Company are eligible to participate in the Plan.

The maximum amount payable each year under the Plan to any participant is $7,500,000. The maximum number of options or stock appreciation shares, in the aggregate, that may be awarded to any participant during any annual period is 500,000 shares. The maximum number of shares, in the aggregate, that may be awarded to any participant as restricted stock, restricted stock units, stock equivalent units, or performance shares in any annual period is 200,000 shares. These are the maximum amounts stated in the Plan as it was approved by the shareholders in 2004.

Vote Required

The reaffirmation of the material terms of the 2004 Plan requires an affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “Against” the proposal.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “For” the approval of the proposal to reaffirm the previously approved material terms of the Plan. Unless otherwise indicated on your proxy, the shares will be voted “For” the proposal.

PROPOSAL 4 – TO CONSIDER AND ACT UPON A PROPOSAL OF THE BOARD OF DIRECTORS

TO AUTHORIZE AN ADDITIONAL 3.5 MILLION SHARES TO BE RESERVED FOR GRANT

UNDER THE 2004 PLAN

The 2004 Plan was approved by the shareholders on November 8, 2004, and was amended and restated as of December 31, 2007, to allow the Company to provide awards to certain key employees and non-employee directors of the Company.

On August 12, 2009, the Board passed a resolution to further amend the Plan to increase the number of shares available for award under the Plan by adding 3,500,000 shares to the Plan reserve. Initially, 3,000,000 shares were reserved for awards under the Plan. Shares reserved and remaining under other equity compensation plans totaled 391,204 and were added to the 2004 Plan reserve. As of September 14, 2009, 2,428,636 shares have been issued or were subject to awards outstanding and 962,568 shares were available for future awards. If the proposed amendment is approved by the shareholders, the number of shares available for future awards would be increased to 4,462,568.

The Board believes it is in the best interests of the Company and its shareholders to increase the number of shares available for future equity awards under the Plan. We believe that stock ownership by our officers, key employees, and non-employee directors serves to align their interests with the interests of our shareholders. We use awards of stock options, restricted stock, and restricted stock units to attract, retain, and motivate our key executives and to keep them focused on our long-term success.

The Plan is the only plan under which we currently have authority to grant options or stock awards. As of August 31, 2009, the closing price per share of the Company’s common stock was $27.68.

A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan that was filed electronically with this Proxy Statement with the SEC. Such text is not included in the printed version of this Proxy Statement. A copy of the Plan is available from the Company’s Secretary at the address indicated on page 1 of this Proxy Statement.

Purpose of the Plan

The stated purpose of the Plan is to establish a program of incentives for officers, key employees, and directors of the Company which will (a) stimulate, recognize, and reward the contribution of those persons in the achievement of long-range corporate goals, (b) provide flexibility to the Company in its ability to motivate, attract, and retain the services of those persons possessing a high level of managerial ability and experience upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent, and (c) align the interests of those persons with those of the Company’s shareholders.

Plan Basics

Eligible participants:	Key employees and non-employee directors of the Company and its subsidiaries. The estimated number of eligible participants is 150.
Types of awards:	Stock options	Restricted stock
	Stock appreciation rights	Restricted stock units
	Stock equivalent units	Performance shares
Performance cash awards

Shares available for issuance:

Subject to adjustments and the proposed amendment, 6,891,204 shares of the Company’s common stock are reserved under the Plan. After subtracting issued shares and shares subject to outstanding awards, 4,462,568 shares are available for future grants. If any award granted under the Plan terminates, expires, or lapses prior to exercise for any reason, or if shares are issued under the Plan and reacquired by the Company, any shares subject to such award, or any reacquired shares shall be available for the grant of new awards under the Plan.

Limitations:

The maximum number of options or stock appreciation shares that may awarded to a participant in any annual period is 500,000. The maximum number of shares that may be awarded to a participant as restricted stock, restricted stock units, stock equivalent units, or performance shares in any annual period is 200,000. The maximum amount that may be awarded as performance cash to a participant in any fiscal year is $7,500,000.

Administration:	The Plan is administered by the Compensation Committee of the Board of Directors.

Effective date:	The Plan became effective on November 8, 2004, upon approval by the Company’s shareholders.

Duration of Plan, amendment, and termination:

The Plan will continue until all shares subject to the Plan have been purchased or acquired. No award may be granted on or after September 30, 2014. The Board may amend or terminate the Plan, however, no amendment may be made without shareholder approval if such approval is required by law, regulation, or stock exchange rule.

Capitalization adjustments:

Share reserve, limitations, purchase price, and the number of shares subject to outstanding stock awards may be adjusted in the event of any stock dividend, stock split, recapitalization, share combination, spin-off, sale of all or substantially all of the assets, extraordinary dividend, reorganization, or other change in corporate structure or similar transaction.

Change in Control:

Immediately upon a Change in Control of the Company, all outstanding stock options and stock appreciation rights shall become exercisable, all restrictions on restricted stock and restricted stock units shall lapse, and all performance awards shall be paid or delivered as if the performance goals had been fully achieved.

Repricing; option exchanges:	Not permitted without shareholder approval.

Nontransferability:

Any awards made under the Plan are nontransferable other than by will or the laws of descent and distribution. Awards may be transferred to members of the grantee’s immediate family, trusts, or family partnerships with the permission of the committee.

Vesting:	As determined by the committee.
Termination of service:

Generally, unvested awards (or portions of awards) are forfeited upon voluntary termination or termination for cause. Other terms may apply in the case of death, disability, or retirement, as determined by the award agreement.

Stock Options and Stock Appreciation Rights (SARs)

Term:	Not more than ten years from the date of grant.

Exercise price:

Not less than 100% of the fair market value of the underlying stock on the date of grant. By resolution, the committee has defined fair market value as the last sale price on the principal United States market on the valuation date.

Method of exercise:	Cash	Net exercise
	Broker-assisted same day sale	Delivery of common stock (including by attestation)
Any other method of payment allowed by the committee

Payment:	SARs may be settled in cash or stock as determined by the committee at the time of grant.

Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares, and Other Share-Based Awards

Purchase price:	As determined by the committee; may be zero if permissible under applicable law.

Consideration:	Determined by the committee at the time of grant.

Vesting:	Determined by the committee at the time of grant; may be based upon achievement of performance goals.

Performance goals:	Cash flow	Cost
	Ratio of debt to debt plus equity	Profit before tax
	Economic profit	Earnings per share
	Earnings before interest, taxes, depreciation, and amortization	Earnings before interest and taxes
	Operating earnings	Economic value added
	Ratio of operating earnings to capital spending	Free cash flow
	Net profit	Net sales
	Sales growth	Return on invested capital
	Return on net assets, equity or stockholders’ equity	Price of the Company’s common stock
	Market share	Total return to stockholders

Dividends:

Dividends are paid to the recipients of restricted stock; dividends paid in shares of common stock are subject to the same restrictions as the underlying shares. Recipients of restricted stock units receive dividend equivalents.

Payment:	Restricted shares and restricted stock units shall be settled in common stock. Performance awards may be settled in cash or stock at the committee’s discretion.

Deferral of award payment:

The Board has established a program that allows grantees to elect to defer receipt of consideration upon vesting of restricted stock, restricted stock units, performance shares, the satisfaction of performance goals, or other events which would entitle the participant to payment, receipt of common stock, or other considerations.

Federal Income Tax Treatment

Under current U.S. federal tax law, the following are the income tax consequences generally arising with respect to awards under the Plan.

A participant who is granted an incentive stock option will not realize any taxable income at the time of grant or the time of exercise. Similarly, the Company will not be entitled to any deduction at the time of grant or at the time of exercise. However, the appreciation in value of the stock subject to an incentive stock option will be included in alternative minimum tax income in the year of exercise. If the participant makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of grant and one year from the date of exercise, any gain realized on a subsequent disposition of the shares will be treated as long-term capital gain. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the participant does not hold the shares for the required periods, the participant will recognize ordinary income for the year in which the disposition occurs in the amount (if any) by which the lesser of the fair market value of such shares on the date of the exercise of the option or the amount realized from the sale exceeds the option price and the Company will be entitled to a corresponding deduction.

A participant who is granted a nonqualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the option price and the market value of the shares on the date of exercise. The Company is entitled to a corresponding deduction.

The grant of a SAR will produce no tax consequences for the participant or the Company. The exercise of a SAR will result in taxable income to the participant, equal to the amount of cash paid to the participant or the fair market value of the shares delivered, as the case may be, and a corresponding deduction to the Company.

A participant who has been granted an award of restricted shares of common stock or restricted stock units will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at the time of the grant. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

A participant who has been granted an award of stock equivalent units will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at that time. When the stock equivalent units are converted to common stock, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the units. The Company will be entitled to a corresponding tax deduction.

A participant who has been granted an award of performance shares of common stock will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at that time. The participant will recognize taxable income in an amount equal to the fair market value of any shares received by the participant upon achievement of the performance goals. The Company will be entitled to a corresponding tax deduction.

Section 162(m). Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the NEOs to $1,000,000 annually. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that awards of stock options, SARs, performance shares, and performance cash awards under the Plan constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

Plan Benefits

In the fiscal year which commenced July 1, 2009, from existing reserves, the Company awarded 183,000 shares of restricted stock and options for 1,192,700 shares under the Plan, including the following awards to its executive officers:

Name and Position	Number of Restricted Shares	Number of Shares Underlying Options*
Stephen M. Lacy President and CEO	32,000	210,000
Joseph H. Ceryanec VP-Chief Financial Officer	8,000	71,000

Name and Position	Number of Restricted Shares	Number of Shares Underlying Options*
John H. Griffin, Jr. President- Publishing Group	8,700	93,000
Paul A. Karpowicz President- Broadcasting Group	8,000	83,000
John S. Zieser Chief Development Officer, General Counsel & Secretary	8,700	75,000
Other Employees	117,600	660,700

*Following its historical practice, these awards of options were made at the Compensation Committee’s regular quarterly meeting held on August 11, 2009. A portion of these awards consisted of a supplemental grant designed to provide additional incentives to key employees to maximize business performance and shareholder returns in a challenging environment and provide retention benefits to the Company with respect to these key employees.

Vote Required

An amendment to the 2004 Plan requires approval of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “Against” the proposal.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “For” the amendment authorizing the addition of 3,500,000 shares to the reserve under the 2004 Plan. Unless otherwise indicated on your proxy, the shares will be voted “For” the proposal.

Equity Compensation Plans

The following table sets forth information with respect to the Company's common stock that may be issued under all equity compensation plans of the Company in existence as of June 30, 2009. All of the equity compensation plans for which information is included in the following table have been approved by shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	5,360,476	$41.23	2,599,041
Equity compensation plans not approved by shareholders	None	N/A	None
Total	5,360,476	$41.23	2,599,041

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act requires that certain of the Company’s officers and directors and persons who own more than 10% of the Company’s outstanding stock file reports of ownership and changes in ownership with the SEC and NYSE. To the Company’s knowledge, based solely upon a review of copies of forms submitted to the Company during and with respect to the most recent fiscal year and on written representations from the Company’s directors and officers, all Section 16(a) filing requirements were complied with during the fiscal year ended June 30, 2009.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES

The Company has established written policies and procedures (“Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving Meredith and its subsidiaries and Related Persons (as defined below). This Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Code of Business Conduct and Ethics and its other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.

The objective of the Board in adopting this Policy is to assure that transactions between the Company and its subsidiaries and these persons are conducted in a manner that is fair to the Company and its shareholders and result in terms that are no more or less favorable to the Company than transactions between it and unaffiliated persons negotiating on an arm’s-length basis.

For purposes of the Policy, a Related Person includes the Company’s directors, director nominees, and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities (“5% Holder”), and members of their respective Immediate Family (as defined in the Policy).

The Policy provides that any proposed Transaction is to be promptly reported to the Company’s General Counsel and Chief Financial Officer. The Chief Financial Officer will assist in gathering information about the Transaction and present the information to the Audit Committee which is responsible for reviewing the Transaction. The Audit Committee will determine if the Transaction is a Related Person Transaction and approve, ratify, or reject the Related Person Transaction. In approving, ratifying, or rejecting a Related Person Transaction, the committee will consider such information as it deems important to conclude if the Transaction is fair to the Company.

The Company had no Related Person Transactions in fiscal 2009.

ANNUAL REPORT AND ADDITIONAL MATERIALS

Our 2009 Annual Report to Shareholders is being distributed with this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, may be obtained without charge upon written or oral request to Meredith Corporation, Attention: John S. Zieser, Secretary, 1716 Locust Street, Des Moines, Iowa 50309-3023, (515) 284-2786. Our Annual Report on Form 10-K is also available free of charge on www.meredith.com, along with our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year a number of brokers with account holders who are the Company’s shareholders may be householding the Company’s proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a shareholder’s broker that it will be householding communications to a shareholder’s address, householding will continue until a shareholder is notified otherwise or until a shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the shareholder should notify his or her broker directly or direct his or her written request to: Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

How to Receive Future Proxy Statements and Annual Reports Online

To ensure you receive future Meredith Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail, registered shareholders may elect electronic delivery of future proxy materials and other shareholder communications simply by updating their shareholder account information either by phone at (877) 847-4696 or via Internet at www.idelivercommunications.com/proxy/mdp.

If you hold your shares in broker or nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account. When future Proxy Statements and Annual Reports become available, you will receive an e-mail notice instructing you how to access them over the Internet.

SUBMITTING SHAREHOLDER PROPOSALS

Any shareholder wishing to include a proposal in the Company’s Proxy Statement and form of proxy for the 2010 Annual Meeting of Shareholders must submit the proposal so that it is received by the Company no later than May 28, 2010. The proposal should be addressed to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Pursuant to the Company’s Bylaws, any shareholder wishing to bring a proposal before the 2010 Annual Meeting of Shareholders (but whose proposal will not be included in the Company’s Proxy Statement), must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. For 2010, such proposal must be received not earlier than the close of business on July 7, 2010, and not later than the close of business on August 6, 2010, and otherwise comply with the requirements of the Bylaws. If the date of the 2010 meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2009 Annual Meeting, different deadlines will apply.

Pursuant to the Company’s Bylaws, any shareholder wishing to propose a nominee for the Board of Directors must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. For 2010, written notice of such proposed nominee must be received not earlier than the close of business on July 7, 2010, and not later than the close of business on August 6, 2010, and otherwise comply with the requirements of the Bylaws. If the date of the 2010 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2009 Annual Meeting, different deadlines will apply.

AMENDED AND RESTATED

MEREDITH CORPORATION 2004 STOCK INCENTIVE PLAN

1.         Purpose. The purpose of the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan (the “Plan”) is to establish a program of incentives for officers, key employees, and directors of Meredith Corporation (the “Company”) which will (a) stimulate, recognize, and reward the contribution of those persons to achievement of long-range corporate goals, (b) provide flexibility to the Company in its ability to motivate, attract, and retain the services of those persons possessing a high level of managerial ability and experience upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent, and (c) align the personal interests of those persons with those of the Company’s stockholders.

2.         Administration. The Plan will be administered by a committee (the “Committee”) of the Board of Directors of the Company (the “Board”), consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

a.         the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

b.         the New York Stock Exchange may establish pursuant to its rule-making authority; and

c.         the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section (“§”) 162(m) (“Code §162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

          The Committee shall have full power to select individuals to whom awards are granted; to determine the size and types of awards and their terms and conditions; to construe and interpret the Plan; to establish and amend the rules for the Plan administration; and to make all other determinations which may be necessary or advisable for the administration of the Plan. All determinations of the Committee shall be final and conclusive on all persons, including the Company, its stockholders and participants, and their estates and beneficiaries. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are or who are reasonably expected to be “covered employees” within the meaning of Code §162(m) (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers.

3.         Reserved Shares. Subject to adjustment as provided in Section 13 herein, no more than six million, five hundred thousand (6,500,000) shares of Common Stock of the Company may be issued under the Plan. All of these shares may be either authorized but unissued or reacquired shares. If any award granted under this Plan terminates, expires, or lapses prior to exercise for any reason, or if shares are issued under the Plan and reacquired by the Company, any shares subject to such award or any reacquired shares shall be available for the grant of a new award under the Plan. Shares covered by a benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a stock appreciation right shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of Common Stock exchanged by an optionee as full or partial payment to the Company of the exercise price under any stock option exercised under the Plan, any shares retained by the Company pursuant to a participant’s tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan. All of the Plan shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of option or stock appreciation shares which may be awarded to any participant during any annual period during the term of the Plan is five hundred thousand (500,000) shares in the aggregate. The maximum number of shares which may be awarded to any participant during any annual period during the term of the Plan as restricted stock, restricted stock units, or performance shares is two hundred thousand (200,000) shares in the aggregate. The shares authorized hereunder are in addition to shares previously reserved under the Company’s 1992 and 1996 Stock Incentive Plans (the “Prior Plans”). Any shares of Common Stock reserved under the Prior Plans in excess of the number of shares as to which options or other benefits were granted prior to the date of the adoption of this Plan by the Board of Directors, plus any shares as to which options or other benefits granted under the Prior Plans may lapse, expire, or terminate after such date, shall be available for issuance in connection with awards under this Plan.

4.         Eligibility. All key employees of the Company and its subsidiaries and all non-employee directors of the Company shall be eligible to participate in this Plan.

5.         Types of Awards. Awards under the Plan may be granted in any one or a combination of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and performance cash awards.

          Certain awards under the Plan may constitute nonqualified deferred compensation under §409A of the Code (“Code §409A”), including the regulations and guidance promulgated thereunder, and it is intended that such awards meet the requirements of paragraphs (a)(2), (3), and (4) of Code §409A, and the terms and provisions of the Plan and award documents should be interpreted and applied in a manner consistent with such requirements.

6.         Stock Options. Stock options may be granted to participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an incentive stock option within the meaning of §422 of the Code. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no option shall be exercisable later than the tenth (10th) anniversary date of its grant. Options granted under the Plan shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine. The option price upon exercise of any option shall be payable to the Company in full either (a) in cash or its equivalent; (b) by tendering previously acquired shares having a fair market value at the time of exercise equal to the option price; (c) by a certification of ownership of such previously-acquired shares; (d) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and withholding taxes due to the Company; or (e) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

7.         Stock Appreciation Rights. Stock appreciation rights (“SARs”) may be granted to participants at any time as determined by the Committee. SARs may be granted in tandem with a stock option granted under this Plan or on a free-standing basis. The Committee also may, in its sole discretion, substitute SARs which can be settled only in stock for outstanding stock options, at any time when the Company is subject to Fair Value Accounting in accordance with Financial Accounting Standard Board’s Statement of Financial Accounting Standards No. 123. The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of the Company’s Common Stock on the date of its grant. SARs may be exercised upon such terms and conditions and for the term as the Committee, in its sole discretion, determines; provided, however, that the term shall not exceed the option term in the case of a tandem or substitute SARs or ten years in the case of a free-standing SARs, and the terms and conditions applicable to a substitute SARs shall be substantially the same as those applicable to the stock option which it replaces. Upon exercise of SARs, the participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the fair market value of a share of Common Stock on the date of exercise over the grant price of the SARs by the number of shares with respect to which the SARs are exercised. The payment may be made in cash or stock, as determined by the Committee at the time of grant, except in the case of a substitute SAR which may be made only in stock. In no event shall the Committee cancel any outstanding SARs for the purpose of reissuing the right to the participant at a lower exercise price or reduce the exercise price of an outstanding SAR.

8.         Restricted Stock, Restricted Stock Units, and Stock Equivalent Units. The Committee may award or sell shares of restricted stock to participants subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of shares, rights of the Company to reacquire such shares upon termination of the participant’s employment within specified periods, and the attainment of performance goals. Each participant who has been awarded or purchases shares of restricted stock shall have such rights of a stockholder with respect to such shares as the Committee may designate at the time of the award, including the right to vote such shares and the right to receive dividends paid on such shares. Any dividends or distributions paid in shares of Common Stock with respect to restricted stock shall be subject to the same restrictions and terms and conditions as the shares of restricted stock with respect to which they are paid.

          Restricted stock units and stock equivalent units provide the participant the right to receive shares of Common Stock at a future date subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of the units, forfeiture of the units upon termination of the participant’s employment or service as a director within specified periods, and the attainment of performance goals. Each participant who has been awarded restricted stock units or stock equivalent units shall have no rights of a stockholder with respect to the shares subject to the units until shares are actually issued to the participant at the end of the deferral period. The Committee may, in its discretion, include the right to receive dividend equivalents in connection with such restricted stock units or stock equivalent units.

          The Holder may, with the consent of the Committee, timely elect under the provisions of Code §409A to convert any outstanding shares of restricted stock into common stock equivalents effective on the originally scheduled vesting date of such restricted stock.

9.         Performance Shares. The Committee may award performance shares to participants subject to such terms and conditions as the Committee determines appropriate. Performance shares may be earned in whole or in part if one or more performance goals are achieved over a period of time designated by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under a performance share award may be adjusted by the Committee on the basis of such further consideration as the Committee, in its sole discretion, shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of Common Stock otherwise required to be issued to a participant pursuant to a performance share award.

10.       Performance Cash Awards. The Committee may designate the participants to whom cash incentives based on performance (“performance cash awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award. Each performance cash award shall entitle the participant to a payment in cash upon the attainment of one or more performance goals and other terms and conditions specified by the Committee. Performance cash awards may include, without limitation, special long-term incentive plans or other incentive programs based upon performance contained in employment agreements between a participant and the Company, including employment agreements entered into prior to the date set forth in Section 21 hereof. In order that performance cash awards be excluded from the application of the provisions of Code §409A, a performance cash award shall be paid not later than 2½ months after the end of the calendar year or fiscal year in which the performance period ends; provided, however, in the event that it is administratively or economically impracticable for the Company to make such payment within such 2½ month period or if making such payment within such 2½ month period would jeopardize the solvency of the Company, such payment shall be made as soon thereafter as reasonably practicable.

          The provisions of Sections 10 and 11 are intended to replace the Company’s existing Management Incentive Plan. Notwithstanding the satisfaction of any performance goals, the amount to be paid under a performance cash award may be adjusted by the Committee on the basis of such further consideration as the Committee, in its sole discretion, shall determine. However, the Committee may not, in any event, increase the amount earned under a performance cash award upon satisfaction of any performance goal by any participant who is a Covered Employee, and the maximum amount earned by a Covered Employee in any fiscal year may not exceed $7,500,000. The Committee may, in its discretion, substitute actual shares of Common Stock for the cash payment otherwise required to be made to a participant pursuant to a performance cash award.

11.       Performance Goals. Awards of restricted stock, restricted stock units, performance shares, and performance cash awards may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Company’s Common Stock; return on net assets, equity, or stockholders’ equity; return on invested capital; market share; or total return to stockholders (“performance criteria”). Any performance criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s Annual Report to Shareholders.

12.       Change in Control. Immediately upon a change in control of the Company, all outstanding stock options and stock appreciation rights shall become exercisable, all restrictions on restricted stock and restricted stock units shall lapse, and all performance awards shall be paid or delivered as if the performance goals had been fully achieved.

(a)        A change in control of the Company shall be deemed to have occurred on the first to occur of any of the dates set forth in paragraphs (i), (ii), or (iii) of this Section 12(a):

(i)	on the date of the consummation of:

(A)       any consolidation, merger, or similar corporate transaction involving the Company or any of its subsidiaries or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Common Stock and Class B Stock immediately prior to such Business Combination beneficially own, directly or indirectly, at least a majority of the then-outstanding ownership in and voting power of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership prior to such Business Combination of the Common Stock and Class B Stock, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(B)       any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(C)       any plan or proposal for the liquidation or dissolution of the Company; or

(ii)        on the date any person (as such term is used in Section 13(d) of the Exchange Act), other than the Company’s 401(k) Plan or similar successor plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the outstanding voting power of the Company except as a result of actions beyond the control of such person, including, without limitation, as a result of a shift in voting power of the Company as a result of the conversion by other persons of their Class B Stock into Common Stock; or

(iii)       on the date, during any period of twenty-four (24) consecutive months on which individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election of each new director comprising the majority was approved by a vote of at least a 2/3 majority of the Directors still in office who were Directors at the beginning of the period;

provided that, for purposes of awards hereunder which are subject to the provisions of Code §409A, no change in control shall be deemed to have occurred unless such change in control would constitute a “change in control” under Code §409A and related regulations (regarding a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation) and related guidance thereunder.

(b)        Notwithstanding anything contained herein, no change in control shall be deemed to have occurred for the purpose of this Plan by virtue of any combination or agreement among shareholders of the Company who are descendants of E. T. Meredith, the founder of the Company, or trusts for the benefit of such persons.

13.       Adjustment Provisions. Except as provided below with respect to mergers, consolidations, or combination of the Company with or into another corporation, in the event of any stock dividend, stock split, recapitalization, share combination, spin-off, sale of all or substantially all of the assets, extraordinary dividend, reorganization, or other change in corporate structure of the Company affecting the Common Stock, such equitable adjustment shall be made in the number and class of shares which may be delivered under the Plan (including the limits on stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares), and in the number and class of and/or price of shares subject to outstanding stock options, stock appreciation rights, or other awards so that the aggregate consideration payable to the Company and the value of each option, stock appreciation right, or other awards shall not be changed. Adjustments may include the substitution of other property, including other securities, for the stock covered by outstanding awards and the assumption or replacement with new awards of awards held by participants terminating employment as a result of a spin-off or divestiture, provided that any such adjustment does not cause an award that would otherwise be excluded from the coverage of Code §409A to be covered by Code §409A, or does not cause a payment under the Plan to be subject to the income inclusion provisions of Code §409A.

In the case of any merger, consolidation, or combination of the Company with or into another corporation which results in the outstanding Common Stock of the Company being converted into or exchanged for different securities, cash, or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee, in its discretion and consistent with Treas. Reg. §1.409A-1(b)(v)(E)(4), for each share of Common Stock then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company will be entitled pursuant to the transaction.

14.       Nontransferability. No awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all options and stock appreciation rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant. Notwithstanding the foregoing, the Committee may, at its discretion, permit a participant to transfer a grant or award to members of his/her immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Committee.

15.       Determination of Fair Market Value. The fair market value of the Company’s Common Stock at any time shall be determined by the Committee in a manner consistent with Code §409A, to the extent applicable, and any other applicable law or regulation.

16.       Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Company may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction.

          The Committee may, in its discretion, and subject to such rules as it may adopt, permit a participant to pay all or a portion of any withholding taxes arising in connection with the exercise of a nonqualified stock option or stock appreciation right or receipt of performance shares or shares subject to restricted stock units, by electing to have the Company withhold shares of Common Stock having a fair market value equal to the amount to be withheld.

17.       Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18.	Other Provisions.

(a)        Award Terms Established by the Committee. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of Common Stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

(b)        Awards to Offshore Participants. In the event any benefit under this Plan is granted to a participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation, or accounting rules and to meet the objectives and purpose of the Plan, and the Committee may, in its discretion, establish one or more sub-plans to reflect such amended or varied provisions.

(c)        Deferral of Award Payments. The Committee, in its sole discretion, may permit or require a participant to have amounts or shares of Common Stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account; provided, however, that any deferrals made at the election of the participant comply with the requirements of Code §409A concerning initial or subsequent deferrals, as applicable, and are made in writing and in accordance with such other procedures as the Committee may establish.

(d)        Six-Month Delayed Payment to “Specified Employees.” If any amount shall be payable with respect to any award hereunder as a result of a participant’s “separation from service” (as such term is defined under Code §409A) at such time as the participant is a “specified employee” and such amounts are subject to the provisions of Code §409A, then no payment shall be made, except as permitted under Code §409A, prior to the first day of the seventh (7th) calendar month beginning after the participant’s separation from service (or the date of his or her earlier death), or as soon as administratively practicable thereafter. “Specified employee” means an employee who at any time during the twelve-month period ending on the identification date was a “key employee” as defined under Code § 416(i) (applied in accordance with the regulations thereunder, but without regard to paragraph (5) thereof). The Company may adopt a Specified Employee Identification Policy which specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying specified employees, and which may include an alternative method of identifying specified employees consistent with the regulations under Code §409A. In the absence of any such policy or policy provision, for purposes of the above, the “identification date” is each December 31st, and an employee who satisfies the above conditions will be considered to be a “specified employee” from April 1st following the identification date to March 31st of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that is necessary in identifying specified employees will be determined and applied in accordance with the defaults specified in the regulations under Code §409A. Any Specified Employee Identification Policy will apply uniformly to all nonqualified deferred compensation plans subject to Code §409A that are maintained by the Company or an affiliate.

19.       Duration, Amendment, and Termination. No stock option or other benefit shall be granted after September 30, 2014; provided, however, that the terms and conditions applicable to any option or benefit granted on or before such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein.

          The Board may amend the Plan from time to time or terminate the Plan. However, no such action shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant’s consent. No amendment of the Plan shall be made without stockholder approval, if such approval is required by law, regulation, or stock exchange rule. No Plan termination that impacts any deferred compensation subject to Code §409A shall be made without compliance with the provisions of Code §409A regarding terminations and liquidations.

          Notwithstanding any provision of this Section 19 to the contrary, the Company reserves the right to:

(a)        amend the Plan (or any outstanding award agreement) in any respect solely to comply with the provisions of Code §409A so as not to trigger any unintended tax consequences prior to the payment or other taxable event with respect to the award;

(b)        pay the lump sum value of any deferred compensation hereunder if the Company determines that such payment benefits will not constitute an impermissible acceleration of payments under the limited cashout provision of Treas. Reg. § 1.409A-3(j)(4)(v), or under one of the exceptions provided in Treas. Reg. § 1.409A-3(j)(4)(ix) or any successor guidance; in such an event, payment shall be made at the earliest date permitted under such guidance; and

(c)        make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Code §409A; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Code §409A.

20.       Successor. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

21.       Stockholder Approval. The Plan was adopted by the Board of Directors on August 11, 2004, subject to stockholder approval.

22.       Effective Amendment Date. The Plan is amended and restated as of December 31, 2007, to apply to awards issued after such date and also to awards that are deferred compensation subject to Code §409A that were granted or vested after December 31, 2004.

MEREDITH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, November 4, 2009

10:00 a.m.

1716 Locust Street

Des Moines, IA 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, IA 50309-3023	Common Stock	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 4, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, and 4.

By signing the proxy, you revoke all prior proxies and appoint William T. Kerr, Stephen M. Lacy, and D. Mell Meredith Frazier, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Voting instructions to Trustee of Meredith Corporation Employee Stock Purchase Plan of 2002, AND/OR Trustee of Meredith Savings and Investment Plan

If you are a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted in the discretion of the trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mdp Use the Internet to vote your proxy until 12:00 p.m. (CT) on November 3, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on November 3, 2009.

MAIL – Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, and 4.

1.	To elect three Class II directors for terms expiring in 2012, as provided in the Bylaws of the Company:

01	James R. Craigie	02	William T. Kerr	03	Frederick B. Henry	☐	Vote FOR all nominees	☐	Vote WITHHELD
							(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2010;	☐	For	☐	Against	☐	Abstain

3.

To reaffirm the previously approved business criteria, classes of eligible participants, and maximum annual incentives awarded under the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan;

		☐	For	☐	Against	☐	Abstain

4.	To authorize an additional reserve of 3,500,000 shares that may be granted under the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, November 4, 2009

10:00 a.m.

1716 Locust Street

Des Moines, IA 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, IA 50309-3023	Class B Common Stock	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 4, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, and 4.

By signing the proxy, you revoke all prior proxies and appoint William T. Kerr, Stephen M. Lacy, and D. Mell Meredith Frazier, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Voting instructions to Trustee of Meredith Savings and Investment Plan

If you are a participant in the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Meredith Corporation class B common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted in the discretion of the Trustee and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mdp Use the Internet to vote your proxy until 12:00 p.m. (CT) on November 3, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on November 3, 2009.

MAIL – Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, and 4.

1.	To elect three Class II directors for terms expiring in 2012, as provided in the Bylaws of the Company:

01	James R. Craigie	02	William T. Kerr	03	Frederick B. Henry	☐	Vote FOR all nominees	☐	Vote WITHHELD
							(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2010;	☐	For	☐	Against	☐	Abstain

3.

To reaffirm the previously approved business criteria, classes of eligible participants, and maximum annual incentives awarded under the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan;

		☐	For	☐	Against	☐	Abstain

4.	To authorize an additional reserve of 3,500,000 shares that may be granted under the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.